Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
among:
VALLON PHARMACEUTICALS, INC.;
VALLON MERGER SUB, INC.; and
GRI BIO, INC.
Dated as of December 13, 2022
________________________________________

Execution Version
i

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB		49

4.1	DUE ORGANIZATION; SUBSIDIARIES.	49
4.2	ORGANIZATIONAL DOCUMENTS	50
4.3	AUTHORITY; BINDING NATURE OF AGREEMENT	50
4.4	VOTE REQUIRED	50
4.5	NON-CONTRAVENTION; CONSENTS.	50
4.6	CAPITALIZATION.	52
4.7	SEC FILINGS; FINANCIAL STATEMENTS.	53
4.8	ABSENCE OF CHANGES	55
4.9	ABSENCE OF UNDISCLOSED LIABILITIES	56
4.10	TITLE TO ASSETS	56
4.11	REAL PROPERTY; LEASEHOLD	56
4.12	INTELLECTUAL PROPERTY.	56
4.13	AGREEMENTS, CONTRACTS AND COMMITMENTS.	59
4.14	COMPLIANCE; PERMITS; RESTRICTIONS.	61
4.15	LEGAL PROCEEDINGS; ORDERS.	64
4.16	TAX MATTERS.	64
4.17	EMPLOYEE AND LABOR MATTERS; BENEFIT PLANS	66
4.18	ENVIRONMENTAL MATTERS	70
4.19	INSURANCE	71
4.20	TRANSACTIONS WITH AFFILIATES	71
4.21	NO FINANCIAL ADVISORS	71
4.22	VALID ISSUANCE	71
4.23	PRIVACY AND DATA SECURITY	71
4.24	SHELL COMPANY STATUS	72
4.25	ANTI-BRIBERY	72
4.26	NO OWNERSHIP OF THE COMPANY STOCK	72
4.27	OPINION OF FINANCIAL ADVISOR	72
4.28	OPERATIONS OF MERGER SUB	72
4.29	NO OTHER REPRESENTATIONS OR WARRANTIES	72

SECTION 5. CERTAIN COVENANTS OF THE PARTIES		73

5.1	OPERATION OF PUBCO’S BUSINESS	73
5.2	OPERATION OF THE COMPANY’S BUSINESS	75
5.3	ACCESS AND INVESTIGATION.	77
5.4	NO SOLICITATION.	78
5.5	NOTIFICATION OF CERTAIN MATTERS	79

SECTION 6. ADDITIONAL AGREEMENTS OF THE PARTIES		79

6.1	REGISTRATION STATEMENT; PROXY STATEMENT.	79
6.2	COMPANY STOCKHOLDER WRITTEN CONSENT.	82
6.3	PUBCO STOCKHOLDER MEETING.	84
6.4	EFFORTS; REGULATORY APPROVALS.	86
6.5	COMPANY OPTIONS AND COMPANY WARRANTS.	87
6.6	PUBCO OPTIONS	89

6.7	EMPLOYEE BENEFITS	89
6.8	PUBCO RSU AWARDS	89
6.9	INDEMNIFICATION OF OFFICERS AND DIRECTORS.	89
6.10	DISCLOSURE	91
6.11	LISTING	91
6.12	TAX MATTERS	92
6.13	LEGENDS	92
6.14	DIRECTORS AND OFFICERS	92
6.15	TERMINATION OF CERTAIN AGREEMENTS AND RIGHTS	92
6.16	SECTION 16 MATTERS	93
6.17	ALLOCATION CERTIFICATES	93
6.18	PUBCO REVERSE STOCK SPLIT	93
6.19	TAKEOVER STATUTES	93
6.20	PUBCO SEC DOCUMENTS	94
6.21	POST-CLOSING INVESTMENT	94
6.22	OBLIGATIONS OF MERGER SUB	94
6.23	FURTHER ASSURANCES	94

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY		94

7.1	EFFECTIVENESS OF REGISTRATION STATEMENT	94
7.2	NO RESTRAINTS	95
7.3	STOCKHOLDER APPROVAL	95
7.4	LISTING	95

SECTION 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF PUBCO AND MERGER SUB		95

8.1	ACCURACY OF REPRESENTATIONS	95
8.2	PERFORMANCE OF COVENANTS	96
8.3	CLOSING CERTIFICATE	96
8.4	FIRPTA CERTIFICATE	96
8.5	NO COMPANY MATERIAL ADVERSE EFFECT	96
8.6	COMPANY LOCK-UP AGREEMENTS	96
8.7	TERMINATION OF INVESTOR AGREEMENTS	96
8.8	CHIEF FINANCIAL OFFICER	96

SECTION 9.ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY		96

9.1	ACCURACY OF REPRESENTATIONS	96
9.2	PERFORMANCE OF COVENANTS	97
9.3	DOCUMENTS	97
9.4	NO PUBCO MATERIAL ADVERSE EFFECT	97
9.5	NET CASH. PUBCO’S NET CASH AT CLOSING SHALL NOT EXCEED NEGATIVE $4,000,000.	97
9.6	PUBCO LOCK-UP AGREEMENTS	97
9.7	LISTING	97
9.8	SARBANES-OXLEY CERTIFICATIONS	98

9.9	TERMINATION OF PUBCO MATERIAL CONTRACTS	98
9.10	CHARTER AMENDMENT	98
9.11	D&O POLICY	98
9.12	EXCHANGE AGENT AGREEMENT	98

SECTION 10. TERMINATION.		98

10.1	TERMINATION	98
10.2	EFFECT OF TERMINATION	101
10.3	EXPENSES; TERMINATION FEES	101

SECTION 11. MISCELLANEOUS PROVISIONS.		103

11.1	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	103
11.2	AMENDMENT	103
11.3	WAIVER	104
11.4	ENTIRE AGREEMENT; COUNTERPARTS; EXCHANGES BY ELECTRONIC TRANSMISSION	104
11.5	APPLICABLE LAW; JURISDICTION	104
11.6	ASSIGNABILITY	105
11.7	NOTICES	105
11.8	COOPERATION	106
11.9	SEVERABILITY	106
11.10	OTHER REMEDIES; SPECIFIC PERFORMANCE	106
11.11	NO THIRD PARTY BENEFICIARIES	107
11.12	ATTORNEYS’ FEES	107
Exhibits:
Exhibit A    Form of PubCo Stockholder Support Agreement
Exhibit B    Form of Company Stockholder Support Agreement
Exhibit C    Form of Lock-Up Agreement
Exhibit D    Form of Securities Purchase Agreement

Execution Version
AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 13, 2022, by and among VALLON PHARMACEUTICALS, INC., a Delaware corporation (“PubCo”), VALLON MERGER SUB, INC., a Delaware corporation and wholly owned Subsidiary of PubCo (“Merger Sub”), and GRI BIO, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.
RECITALS
A.    PubCo and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL and, to the extent applicable, the CGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned Subsidiary of PubCo.
B.    The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. By executing this Agreement, the Parties hereby adopt a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 and intend to file the statement required by Treasury Regulations Section 1.368-3(a).
C.    The PubCo Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of PubCo and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of PubCo Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of PubCo vote to approve this Agreement and the Contemplated Transactions, including the (a) issuance of shares of PubCo Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (b) amendment of PubCo’s certificate of incorporation to effect the PubCo Reverse Stock Split.
D.    The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions.
E.    The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.
F.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors set forth on Section A of the PubCo Disclosure Schedule (solely in their capacity as stockholders of PubCo) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “PubCo Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of PubCo in favor of the approval of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.
G.    Within twenty-four (24) hours following the execution and delivery of this Agreement, directors and stockholders of the Company listed on Section A of the Company Disclosure Schedule (solely in their capacity as stockholders of the Company) shall execute support agreements in favor of PubCo in substantially the form attached hereto as Exhibit B (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Common Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.
H.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to PubCo’s willingness to enter into this Agreement, the officers, directors and stockholders of the Company listed on Section B of the Company Disclosure Schedule, to the extent not presently bound by a similar lock-up agreement, are each executing a lock-up agreement in substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”).
I.    Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of PubCo set forth on Section B of the PubCo Disclosure Schedule are each executing the form of Lock-Up Agreement.
J.    It is expected that within five (5) Business Days after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Common Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s Organizational Documents will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to PubCo, in order to obtain the Required Company Stockholder Vote (each, a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”).
K.    Concurrently with the execution and delivery of this Agreement, certain investors have executed a Securities Purchase Agreement among the Company and the Persons named therein (representing an aggregate commitment no less than the Concurrent Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Company Common Stock set forth therein concurrently with the Closing in connection with the Company Financing.
AGREEMENT
The Parties, intending to be legally bound, agree as follows:

Section 1.    Definitions and Interpretative Provisions.
1.1    Definitions.
(a)    For purposes of this Agreement (including this Section 1):
“Acceptable Confidentiality Agreement” means a confidentiality agreement with respect to the Company or PubCo that is either (a) in effect as of the execution and delivery of this Agreement, or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case, that (i) contains confidentiality and use provisions and other provisions contained therein that are no less favorable in the aggregate, to the Company or PubCo, as applicable, than the terms of the Confidentiality Agreement, (ii) contains a “standstill” or similar provision that prohibits the making of an Acquisition Proposal to the applicable Party (other than an Acquisition Proposal to the applicable Party on a confidential, non-public basis) and (iii) does not contain any provision (A) granting any exclusive right to negotiate with such counterparty, (B) expressly prohibiting the Company or PubCo from satisfying its obligations under this Agreement, or (C) requiring the Company or its Affiliates or PubCo or its Affiliates, as applicable, to pay or reimburse the counterparty or its Affiliates’ fees, costs or expenses in connection with an Acquisition Proposal.
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or PubCo, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of PubCo or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving:
(a)    any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; provided, however that in the case of the Company, to the extent the Company Financing is effected in accordance with the terms of this Agreement, the Company Financing shall not constitute an Acquisition Transaction, or

(b)    any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than licenses by the Company in the Ordinary Course of Business.
“Additional Company Shares” means up to four hundred percent (400%) of the Company Initial Financing Shares. The Additional Company Shares will be held in escrow pursuant to the Escrow Agreement.
“Affiliate” shall have the meaning given to such term in Rule 144 under the Securities Act.
“Affordable Care Act” means the Patient Protection and Affordable Care Act.
“Ancillary Documents” means, collectively, the PubCo Stockholder Support Agreement, the Company Stockholder Support Agreement, the Lock-Up Agreements and the Securities Purchase Agreement.
“Applicable Time” means (a) with respect to the prospectus registering the public offering and sale of PubCo Common Stock, (i) the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC, (ii) the time the Registration Statement becomes effective under the Securities Act, and (iii) at the Effective Time, and (b) with respect to the Proxy Statement, (i) the time the Registration Statement becomes effective under the Securities Act, (ii) the date the Proxy Statement, or any amendment or supplement thereto, is first mailed to the stockholders of PubCo, and (iii) at the time of the PubCo Stockholder Meeting.
“Bridge Loan” means that certain Senior Secured Bridge Note entered into by and between the Company and Altium Growth Fund, LP.
“Bridge Loan Cash Amount” means $2,500,100.
“Bridge Loan Principal Amount” means $3,333,333.
“Bridge Warrants” means warrants to purchase 2,504,980 shares of Company Common Stock to be issued pursuant to the terms of the Bridge Loan.
“Business Day” means any day other than a day on which banks in the State of New York, State of California or State of Delaware are authorized or obligated to be closed.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority, or any other Law intended to address the consequences of COVID-19.
“Cash and Cash Equivalents” means all (a) cash and cash equivalents, and (b) marketable securities, in each case determined in accordance with GAAP, but excluding (i) any cash which is not freely usable by the PubCo because it is subject to restrictions, limitations or Taxes on use or distribution by Law, Contract, agreement or otherwise, including restrictions on dividends and repatriations or any other form of restriction, and (ii) any amounts that are not convertible to cash within thirty (30) days.
“CGCL” means the General Corporation Law of the State of California.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Associate” means any current or former employee, independent contractor, officer or director of the Company.
“Company Board” means the board of directors of the Company.
“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a), 3.6(c) and 3.6(d).
“Company Common Stock” means the common stock, $0.01 par value per share, of the Company.
“Company Contract” means any Contract: (a) to which the Company is a Party, (b) by which the Company is or may become bound or under which the Company has, or may become subject to, any obligation, or (c) under which the Company has or may acquire any right or interest.
“Company Employee Plan” means any Employee Plan (a) that the Company or any subsidiary sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, (b) that provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company (or their spouses, dependents, or beneficiaries), or (c) pursuant to which the Company has any liability, contingent or otherwise (including as an ERISA Affiliate).
“Company Financing” means the sale of Company Common Stock to be consummated concurrently with the Closing pursuant to the Securities Purchase Agreement with aggregate gross cash proceeds to the Company of at least the Concurrent Investment Amount, plus the conversion of the Bridge Loan Principal Amount.
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.3, 3.4 and 3.20.
“Company Initial Financing Shares” means the number of shares of Company Common Stock issued in the Company Financing that will be converted into PubCo Common Stock pursuant to the terms of this Agreement.
“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company that is necessary for or used in the operation of the business of the Company as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster or epidemics, pandemics (including the COVID-19 pandemic, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (collectively, “COVID-19”) or other outbreaks of diseases or quarantine restrictions), or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company operates, (f) changes in financial, banking or securities markets, or (g) any change in the cash position of the Company which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent materially and disproportionately affecting the Company, relative to other similarly situated companies in the industries in which the Company operates.
“Company Options” means options to purchase shares of Company Common Stock issued by the Company.
“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.
“Company Restricted Stock Award” means Company Common Stock that is subject to vesting in accordance with a restricted stock grant agreement.
“Company Transaction Expenses” means all unpaid fees and expenses incurred by the Company at or prior to the Effective Time in connection with the Contemplated Transactions and this Agreement, including: (a) any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of the Company, including for preparing of the Registration Statement, Proxy Statement, and any amendments and supplements thereto, preparing responses to any SEC comments, and drafting any charter amendments (and in each case, the related disclosure required in the Registration Statement and Proxy Statement); and (b) 50% of (i) any fees and expenses incurred by PubCo’s proxy solicitor (to be determined at the time retained) and PubCo’s filing agent and/or printer, in connection with the filing and distribution of the Registration Statement and the Proxy Statement and any amendments and supplements thereto with the SEC and the issuance of PubCo Common Stock, (ii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent, (iii) any fees and expenses incurred by Broadridge Corporate Issuer Solutions, Inc., PubCo’s transfer agent, in connection with the filing and distribution of the Registration Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (b) above), (iv) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto with the SEC; (v) the fees payable to Nasdaq associated with the Nasdaq Listing Application and the PubCo Reverse Stock Split; and (vi) fees associated with the preparation of pro forma financial statements and evaluation of the accounting treatment of warrants.
“Company Triggering Event” shall be deemed to have occurred if: (a) the Company Board or any committee thereof shall have made a Company Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal, (b) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4), or (c) the Company, or any director or officer of the Company, shall have willfully and intentionally breached the provisions set forth in Section 5.4.
“Company Warrants” means any warrant to purchase shares of Company Common Stock but shall not include the Bridge Warrants.
“Concurrent Investment Amount” means $12,250,000.
“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated April 29, 2022, by and between the Company and PubCo.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, including the PubCo Reverse Stock Split.
“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“D&O Insurance” means the Director and Officer Liability Insurance of PubCo in effect as of the date of this Agreement or as may be renewed subsequent hereto.
“Deferred Payroll Taxes” means (i) any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) that the Company or PubCo has elected to defer pursuant to Section 2302 of the CARES Act and (ii) any payroll Tax obligations deferred pursuant to or in connection with the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of

the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance, or development.
“Employee Plan” means: (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) stock option plans, stock purchase plans, bonus (including any annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other material employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that is, or at any applicable time, was a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.
“Escrow Agent” means Bank of New York Mellon.
“Escrow Agreement” means those certain escrow agreements by and among the Company, PubCo, the Escrow Agent and the parties named therein, related to the Additional Company Shares.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means, subject to Section 2.5(f), the following ratio (rounded to four decimal places): the quotient obtained by dividing (a) (i) the Company Valuation divided by (ii) the Company Outstanding Shares by (b) (i) the PubCo Valuation divided by (ii) the PubCo Outstanding Shares, in which:
•“Company Outstanding Shares” means, subject to Section 2.5(f), the total number of: (i) shares of Company Common Stock (including the Company Restricted Stock) and shares of Company common stock underlying the Company Options, Company Warrants, and the Bridge Warrants, in each case, outstanding immediately prior to the Effective Time; and (ii) the shares of Company common stock issued upon conversion of the Bridge Loan. For the avoidance of doubt, the issuance of any additional Company Outstanding Shares in connection with the Company Financing will have no effect on the ownership percentage of existing PubCo shareholders as of the date of Closing in either PubCo or the Surviving Corporation.
•“Company Valuation” means $49,000,000, subject to adjustment in accordance with Section 2.9(l) hereof.
•“PubCo Outstanding Shares” means, subject to Section 2.5(f) (including the effects of the PubCo Reverse Stock Split), the total number of: (i) shares of PubCo Common Stock outstanding immediately prior to the Effective Time, (ii) shares of PubCo Common Stock underlying each outstanding PubCo Warrant outstanding immediately prior to the Effective Time (other than the Representative’s Warrant), (iii) the number of shares of PubCo Common Stock resulting from the net settlement in shares of each in-the-money PubCo Option (calculated based on the treasury stock method using the PubCo In-the-Money Price) outstanding as of the Effective Time but solely to the extent such PubCo Option will not be canceled at or prior to the Effective Time pursuant to Section 6.6(b) or exercised prior thereto, (iv) the number of shares of PubCo Common Stock resulting from the net settlement in shares of the Representative’s Warrant to the extent such Representative’s Warrant is outstanding at the Effective Time and in-the-money (calculated based on the treasury stock method using the PubCo In-the-Money Price), and (v) any PubCo Capital Stock not requiring additional consideration will be deemed converted pursuant to its terms, provided however,

(a) any PubCo Options canceled at or prior to the Effective Time pursuant to Section 6.6(b) and (b) any shares of PubCo Common Stock reserved for future issuance pursuant to the PubCo Employee Plans shall be excluded. Notwithstanding anything contained herein to the contrary, any warrants issued in connection with the Company Financing and the Post-Closing Investment will not be included in the PubCo Outstanding Shares.
•“PubCo Base Equity Value” means $29,000,000, subject to adjustment in accordance with Section 2.9(l) hereof.
•“PubCo Valuation” means the sum of (x) the PubCo Base Equity Value, plus (y) Net Cash. For the avoidance of doubt, to the extent Net Cash is a negative number it shall reduce the PubCo Base Equity Value on a dollar for dollar basis; provided, however, that if PubCo Base Equity Value is reduced to a value between $29,000,000 and $26,000,000 in accordance with Section 2.9(l) hereof, PubCo Valuation means $26,000,000; provided, further, that if PubCo Base Equity Value is reduced to a value less than $26,000,000 in accordance with Section 2.9(l) hereof, PubCo Valuation means the PubCo Base Equity Value. By way of illustration, if (a) PubCo Base Equity Value is reduced to $27,000,000 in accordance with Section 2.9(l), then PubCo Valuation will be $26,000,000 regardless of the value of Net Cash or (b) if PubCo Base Equity value is reduced to $22,000,000 in accordance with Section 2.9(l), then PubCo Valuation will be $22,000,000.
Set forth on Section 1.1(a)(i) of the PubCo Disclosure Schedule is an illustrative example of Exchange Ratio calculations.
“Exchange Warrants” warrants to purchase a number of shares of PubCo Common Stock and to be issued in exchange for the Bridge Warrants after the Effective Time on the terms set forth in the Securities Purchase Agreement.
“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including, crude oil or any fraction thereof, and petroleum products or by-products.
“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Key Employee” means, with respect to the Company or PubCo, an executive officer of such Party.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions or similar opinions of counsel or any Intellectual Property rights clearance searches.
“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Lower Net Cash Target” means negative $2,500,000.
“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.
“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA.
“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
“Nasdaq” means The Nasdaq Capital Market.
“Net Cash” means without duplication, on the Closing Date: (a) PubCo’s Cash and Cash Equivalents determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the PubCo SEC Documents and the unaudited interim balance sheet of PubCo as of September 30, 2022 (the “PubCo Unaudited Interim Balance Sheet”), minus (b) the sum of the consolidated short-term and long-term liabilities of PubCo accrued, in each case determined in accordance with GAAP, minus (c) any and all Liabilities of PubCo (I) to any current or former officer, director, employee, consultant or independent contractor of PubCo (including change of control payments, retention payments, PubCo RSU cash-out payments contemplated by Section 6.8, severance and other employee-, consultant- or independent contractor-related termination costs, or other payments), and (II) pursuant to any PubCo Employee Plan, including deferred compensation accrued but unpaid bonuses and accrued but unpaid vacation or paid time off (including related employer employment taxes on all the foregoing), minus (d) the PubCo Transaction Expenses to the extent not paid prior to the Closing Date, plus (e) solely with respect to PubCo, (1) prepaid expenses (2) expenses paid, or liabilities incurred as of the Closing Date, that are approved in writing to be covered under the D&O Insurance in excess of the deductible; provided, that, in the event that the actual PubCo Net Cash Calculation (as defined below) is at or above the Lower Net Cash Target and at or below the Upper Net Cash Target, then PubCo Net Cash shall be deemed to be negative $3,000,000. For illustrative purposes only, a sample statement of PubCo Net Cash as of the date described therein is set forth on Schedule 1.6.
“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.
“Ordinary Course of Business” means, in the case of each of the Company and PubCo, such actions taken in the ordinary course of its normal operations and consistent with its past practices.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Party” or “Parties” means the Company, Merger Sub and PubCo.
“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.
“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the PubCo Unaudited Interim Balance Sheet, as applicable, (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or PubCo, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Authority.
“Personal Information” means information about an identified or identifiable individual.
“Post-Closing Investment” means the sale of Surviving Corporation capital stock to be consummated following the Closing pursuant to a Securities Purchase Agreement with aggregate gross cash proceeds to the Company of at least the Post-Closing Investment Amount.
“Post-Closing Investment Amount” means $10,000,000.
“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date in the case of any Straddle Tax Period.
“Privacy Laws” mean Laws relating to privacy, security and/or collection, use or other processing of Personal Information.
“PubCo Associate” means any current or former employee, independent contractor, officer or director of PubCo.
“PubCo Board” means the board of directors of PubCo.
“PubCo Capitalization Representations” means the representations and warranties of PubCo and Merger Sub set forth in Sections 4.6(a), 4.6(c) and 4.6(d).
“PubCo Capital Stock” means the PubCo Common Stock.

“PubCo Common Stock” means the common stock, $0.0001 par value per share, of PubCo.
“PubCo Contract” means any Contract: (a) to which PubCo is a party, (b) by which PubCo is or may become bound or under which PubCo has, or may become subject to, any obligation or (c) under which PubCo has or may acquire any right or interest.
“PubCo Employee Plan” means any Employee Plan (i) that PubCo sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, (ii) that provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of PubCo (or their spouses, dependents, or beneficiaries) or (iii) pursuant to which the PubCo has any liability, contingent or otherwise (including as an ERISA Affiliate).
“PubCo Fundamental Representations” means the representations and warranties of PubCo and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.3, 4.4, 4.21, 4.25 and 4.26.
“PubCo Indemnification Agreements” means PubCo’s standard form of indemnification agreement entered into with PubCo’s officer and directors with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers.
“PubCo In-the-Money Price” means the quotient obtained by dividing (a) the PubCo Valuation by (b) the PubCo Outstanding Shares.
“PubCo IP Rights” means all Intellectual Property owned, licensed or controlled by PubCo that is necessary for the operation of the business of PubCo as presently conducted.
“PubCo IP Rights Agreement” means any instrument or agreement governing, related or pertaining to any PubCo IP Rights.
“PubCo Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a PubCo Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of PubCo (taken as a whole) or ability to consummate the Contemplated Transactions; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a PubCo Material Adverse Effect: (a) general business, economic or political conditions affecting the industry in which PubCo operates, (b) any natural disaster or epidemics, pandemics (including COVID-19 or other outbreaks of diseases or quarantine restrictions), or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (c) the taking of any action required to be taken by this Agreement, (d) any change in the stock price or trading volume of PubCo Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of PubCo Common Stock may be taken into account in determining whether a PubCo Material Adverse

Effect has occurred, unless such Effects are otherwise excepted from this definition), (e) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (g) resulting from the taking of any action or the failure to take any action, by PubCo that is required to be taken by this Agreement, or (h) decrease in operation or decrease in cash balances of PubCo, except in each case with respect to clauses (a) and (b), to the extent disproportionately affecting PubCo relative to other similarly situated companies in the industries in which PubCo operates.
“PubCo Options” means options to purchase shares of PubCo Common Stock issued by PubCo.
“PubCo Registered IP” means all PubCo IP Rights that are owned or exclusively licensed by PubCo that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.
“PubCo RSU Award” means any equity award with respect to PubCo Common Stock that represents the right to receive in the future shares of PubCo Common Stock pursuant to the PubCo 2018 Stock Plan.
“PubCo Transaction Expenses” means the sum of: (a) (i) the cash cost of any change of control payments or severance, termination or similar payments that are due or become due to any current or former employee, director or independent contractor of PubCo upon the consummation of the Contemplated Transactions and (ii) any Transaction Payroll Taxes that are unpaid as of the Closing Date; (b) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, and other advisors of PubCo, including, for preparation of the Registration Statement, Proxy Statement, and any amendments and supplements thereto, preparing responses to any SEC comments, and drafting any charter amendments (and in each case, the related disclosure required in the Registration Statement and Proxy Statement); (c) the D&O Tail Policy; and (d) 50% of (i) any fees and expenses incurred by PubCo’s proxy solicitor (to be determined at the time retained) and PubCo’s filing agent and/or printer, in connection with the filing and distribution of the Registration Statement and Proxy Statement and any amendments and supplements thereto with the SEC and the issuance of PubCo Common Stock, (ii) the fees and expenses paid or payable to the Exchange Agent pursuant to the engagement agreement with the Exchange Agent, (iii) any fees and expenses incurred by Broadridge Corporate Issuer Solutions, Inc., PubCo’s transfer agent, in connection with the filing and distribution of the Registration Statement and any amendments and supplements thereto with the SEC (without duplication of the fees and expenses addressed in clause (b) above), (iv) the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement, and any amendments and supplements thereto with the SEC; (v) the fees payable to Nasdaq associated with the Nasdaq Listing Application and the PubCo Reverse Stock Split; and (vi) fees associated with the preparation of pro forma financial statements and evaluation of the accounting treatment of warrants.
“PubCo Triggering Event” shall be deemed to have occurred if: (a) PubCo shall have failed to include in the Proxy Statement the PubCo Board Recommendation, (b) the PubCo Board or any committee thereof shall have made a PubCo Board Adverse Recommendation

Change or approved, endorsed or recommended any Acquisition Proposal, (c) PubCo shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4), or (d) PubCo, or any director or officer of the PubCo, shall have willfully and intentionally breached the provisions set forth in Section 5.4.
“PubCo Warrants” means any warrant to purchase shares of PubCo Capital Stock.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Representatives Warrant” means the warrants held by ThinkEquity, a division of Fordham Financial Management, Inc. to purchase an aggregate of 112,500 shares of PubCo Common Stock at an exercise price of $10.00 per share.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Purchase Agreement” means the Securities Purchase Agreement in substantially the same form as attached hereto as Exhibit D, among the Company and the Persons named therein, in connection with the Company Financing and the Post-Closing Investment.
“Straddle Tax Period” shall mean any taxable period beginning on or prior to, and ending after, the Closing Date.
“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 85% for these purposes).
“Subsidiary” means, with respect to a Person, another Entity of which such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 80% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; (b) is on terms and conditions that the PubCo Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to PubCo’s stockholders or the

Company’s stockholders, as applicable, than the terms of the Contemplated Transactions; (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party); and (d) is reasonably capable of being completed on the terms proposed without unreasonable delay.
“Tax” means any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, in each case whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person's taxes as a transferee or successor, by Contract or otherwise.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.
“Transaction Payroll Taxes” shall mean the employer’s portion of any employment, payroll or similar Taxes with respect to (a) any payments described in the definition of PubCo Transaction Expenses, (b) any exercise or payments in respect of PubCo Options, (c) the vesting and settlement of PubCo RSU Awards (including in accordance with Section 6.8), (d) any vesting of PubCo Capital Stock, or (e) other compensatory payments, in each case made in connection with the Contemplated Transactions.
“Treasury Regulations” means the final and temporary United States Treasury regulations promulgated under the Code, as such regulations may be amended from time to time.
“Upper Net Cash Target” means negative $3,500,000.
Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Anti-Bribery Laws	3.22
Cash Determination Time	2.9(a)
Capitalization Date	4.6(a)
Certificate of Merger	2.3
Certifications	4.7(a)

Term	Section
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Allocation Certificate	6.17(a)
Company Board Adverse Recommendation Change	6.2(d)
Company Board Recommendation	6.2(c)
Company Disclosure Schedule	Section 3
Company Financials	3.7(a)
Company Interim Financial Statements	6.1
Company Material Contract	3.13(a)
Company Plan	3.6(c)
Company Permits	3.14(b)
Company Product Candidates	3.14(d)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Stock Certificate	2.6
Company Stockholder Support Agreement	Recitals
Company Stockholder Written Consents	Recitals
Company Termination Fee	10.3(b)
Company Valuation Calculation	2.9(f)
Company Valuation Schedule	2.9(f)
Company Unaudited Interim Balance Sheet	3.7(a)
COVID-19 Measures	5.1
D&O Indemnified Parties	6.9(a)
D&O Tail Policy	6.9(c)
Dissenting Shares	2.8(a)
Drug Regulatory Agency	3.14(c)
Effective Time	2.3
End Date	10.1(b)
Exchange Agent	2.7(a)
FDA	3.14(c)
FDCA	3.14(c)
Form S-4	6.1(a)
GAAP	3.7(a)
Investor Agreements	6.15
Liability	3.9
Lock-Up Agreement	Recitals
Merger	Recitals
Merger Consideration	2.5(a)(ii)
Merger Sub	Preamble
Nasdaq Listing Application	6.11
Notice Period	6.2(d)
PHSA	3.14(b)
Pre-Closing Period	5.1(a)
Privacy Policies	4.23

Term	Section
Proxy Statement	6.1(a)
PubCo	Preamble
PubCo 2018 Plan	4.6(c)
PubCo Allocation Certificate	6.17(b)
PubCo Board Adverse Recommendation Change	6.3(b)
PubCo Board Recommendation	6.3(b)
PubCo Disclosure Schedule	Section 4
PubCo Material Contract	4.13
PubCo Net Cash Calculation	2.9(a)
PubCo Net Cash Schedule	2.9(a)
PubCo Notice Period	6.3(c)
PubCo Permits	4.14(b)
PubCo Product Candidates	4.14(d)
PubCo Regulatory Permits	4.14(b)
PubCo Real Estate Leases	4.11
PubCo Reverse Stock Split	6.18
PubCo SEC Documents	4.7(a)
PubCo Stockholder Matters	6.3(a)
PubCo Stockholder Meeting	6.3(a)
PubCo Stockholder Support Agreement	Recitals
PubCo Termination Fee	10.3(d)
Registration Statement	6.1(a)
Required Company Stockholder Vote	3.4
Required PubCo Stockholder Vote	4.4
SEC Documents	6.21
Stockholder Notice	6.2(b)
Surviving Corporation	2.1
1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United

States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or PubCo Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the PubCo Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is two days prior to the date of this Agreement, a copy of such material has been posted to and made available by PubCo and its Representatives in the Egnyte electronic data room maintained by PubCo for the purposes of the Contemplated Transactions, and made available by Company and its Representatives in the Donnelley Financial Solutions Venue electronic data room maintained by Company for the purposes of the Contemplated Transactions.
Section 2.    Description of Transaction.
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).
2.2    Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the CGCL. As a result of the Merger, the Company will become a wholly owned Subsidiary of PubCo.
2.3    Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as PubCo and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance as agreed to by the Parties (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of PubCo and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).
2.4    Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:
(a)    the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in an exhibit to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;
(b)    the certificate of incorporation of PubCo shall be identical to the certificate of incorporation of PubCo immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, PubCo shall file an amendment to its certificate of incorporation to (i) effect the PubCo Reverse Stock Split, (ii) change the name of PubCo to “GRI Bio, Inc.” and (iii) make such other changes as are mutually agreeable to PubCo and the Company;
(c)    the bylaws of the Surviving Corporation shall be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation in such bylaws shall reflect the name identified Section 2.4(a)), until thereafter amended as provided by the DGCL and such bylaws;
(d)    the directors and officers of PubCo, each to hold office in accordance with the certificate of incorporation and bylaws of PubCo, shall be as set forth in Section 6.14; and
(e)    the directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be the directors and officers of PubCo as set forth in Section 6.14, after giving effect to the provisions of Section 6.14.
2.5    Conversion of Shares.
(a)    At the Effective Time, by virtue of the Merger and without any further action on the part of PubCo, Merger Sub, the Company or any stockholder of the Company or PubCo:
(i)    any shares of Company Common Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii)    subject to Section 2.5(c), each share of Company Common Stock (including any shares of Company Common Stock issued pursuant to the Company

Financing and including, for the avoidance of doubt, the Additional Company Shares outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right, to receive a number of shares of PubCo Common Stock equal to the Exchange Ratio (the “Merger Consideration”).
(b)    If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock unit award agreement or other similar agreement with the Company, then the shares of PubCo Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of PubCo Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, PubCo is entitled to exercise any such repurchase option or other right set forth in any such restricted stock unit award agreement or other agreement.
(c)    No fractional shares of PubCo Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding. Any fractional shares of PubCo Common Stock a holder of Company Common Stock would otherwise be entitled to receive shall be aggregated together first prior to eliminating any remaining fractional share.
(d)    All Company Options outstanding immediately prior to the Effective Time under the Company Plan shall be treated in accordance with Section 6.5.
(e)    The Bridge Warrants outstanding immediately prior to the Effective Time will be exchanged for Exchange Warrants.
(f)    Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.
(g)    If, between the time of calculating the Exchange Ratio and the Effective Time, the outstanding shares of Company Common Stock or PubCo Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the PubCo Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Common Stock, Company Options, Company Warrants, Company Restricted Stock Awards and PubCo Options and PubCo Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or PubCo to take any action with respect to Company Common Stock or PubCo Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
2.6    Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.7.
2.7    Surrender of Certificates.
(a)    On or prior to the Closing Date, PubCo and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, PubCo shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of PubCo Common Stock issuable pursuant to Section 2.5(a) in exchange for shares of Company Common Stock.
(b)    Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Common Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as PubCo may reasonably specify and (ii) instructions for effecting the surrender of Company Stock Certificates, if any, in exchange for book-entry shares of PubCo Common Stock. Upon surrender of a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or PubCo, the record holder of such Company Common Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of PubCo Common Stock) that such record holder has the right to receive pursuant to the provisions of Section 2.5(a).
(c)    No dividends or other distributions declared or made with respect to PubCo Common Stock with a record date after the Effective Time shall be paid to the record holder of any Company Common Stock with respect to the shares of PubCo Common Stock that such holder has the right to receive in the Merger until such holder delivers a duly executed letter of transmittal (at which time (or, if later, on the applicable payment date) such record holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)    Any shares of PubCo Common Stock deposited with the Exchange Agent that remain undistributed to record holders of Company Common Stock as of the date that is 180 days after the Closing Date shall be delivered to PubCo upon demand, and any record holders of Company Common Stock who have not theretofore delivered a duly executed letter of transmittal in accordance with this Section 2.7 shall thereafter look only to PubCo for satisfaction of their claims for PubCo Common Stock and any dividends or distributions with respect to shares of PubCo Common Stock.
(e)    Each of the Exchange Agent, PubCo and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Tax Law and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of merger consideration hereunder. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f)    No Party shall be liable to any record holder of Company Common Stock or to any other Person with respect to any shares of PubCo Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
2.8    Appraisal Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with the DGCL and/or, if applicable by virtue of Section 2115 of the CGCL and Chapter 13 of the CGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the DGCL or the CGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL or the CGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Common Stock under the DGCL or the CGCL (whether occurring before, at, or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 2.5.
(b)    The Company shall give PubCo prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the

Company in connection with such demands and the Company shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, without PubCo’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
2.9    Calculation of Net Cash, Company Valuation, and PubCo Valuation.
(a)    No later than three (3) Business Days prior to the date of the PubCo Stockholder Meeting (subject to any adjournment or postponement pursuant to Section 6.3), PubCo will deliver to the Company a schedule (the “PubCo Net Cash Schedule”) setting forth, in reasonable detail, PubCo’s good faith, estimated calculation of Net Cash (the “PubCo Net Cash Calculation”) as of the anticipated Closing Date (the “Cash Determination Time”) prepared and certified by PubCo’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for PubCo). PubCo shall make available to the Company (electronically to the greatest extent possible), as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the PubCo Net Cash Schedule and, if reasonably requested by the Company, PubCo’s accountants and counsel at reasonable times and upon reasonable notice. The PubCo Net Cash Calculation shall include PubCo’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio.
(b)    Within three (3) Business Days following the delivery of the PubCo Net Cash Calculation (the “Response Date”), the Company will have the right to dispute any part of the PubCo Net Cash Calculation as set forth in the PubCo Net Cash Schedule by delivering a written notice to that effect (a “Dispute Notice”) to PubCo. Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the PubCo Net Cash Calculation.
(c)    If on or prior to the Response Date, (i) the Company notifies PubCo in writing that it has no objections to the PubCo Net Cash Calculation, or (ii) the Company fails to deliver a Dispute Notice as provided in Section 2.9(a), then the PubCo Net Cash Calculation as set forth in the PubCo Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the PubCo Net Cash Schedule at the Cash Determination Time for purposes of this Agreement.
(d)    If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of PubCo and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the PubCo Net Cash Schedule.
(e)    If Representatives of PubCo and the Company are unable to negotiate an agreed-upon determination of the PubCo Net Cash Schedule, as applicable, pursuant to Section 2.9(c) within three (3) days after delivery of the Dispute Notice (or such other period as PubCo and the Company may mutually agree upon), then PubCo and the Company shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements as to the PubCo Net Cash Calculation that were set forth in the Dispute Notice delivered by the Company pursuant to Section 2.9(a). PubCo shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the PubCo Net Cash Schedule, as applicable, pursuant to Section 2.9(a), and PubCo and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) days of accepting its selection. The Company and PubCo shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and PubCo. The determination of the Accounting Firm shall be limited to those disagreements submitted to the Accounting Firm, provided, that such disagreements were set forth in the Dispute Notice sent by the Company to PubCo pursuant to Section 2.9(a). The determination made by the Accounting Firm of any such disagreements submitted to the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and the PubCo Net Cash Calculation, as adjusted by the Accounting Firm to reflect any such determination made by the Accounting Firm of such disagreements submitted to the Accounting Firm, shall represent the PubCo Net Cash Schedule at the Cash Determination Time, as applicable, for purposes of this Agreement, and the Parties shall delay the Closing Date until the resolution of the matters described in this Section 2.9(e). The fees and expenses of the Accounting Firm shall be allocated between PubCo and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash (and for the avoidance of doubt the portion of such fees and expenses to be paid by PubCo shall reduce the Net Cash); provided, however, that if the Accounting Firm takes longer than ten (10) days to make its determination then Company shall at its election (x) pay the fees and expenses of the Accounting Firm or (y) deem any costs and expenses incurred by PubCo following such ten (10) day period to be excluded from positive Net Cash or included in negative Net Cash, as the case may be. If this Section 2.9(e) applies as to the determination of the PubCo Net Cash Schedule at the Cash Determination Time described in Section 2.9(a), upon resolution of the matter in accordance with this Section 2.9(e), the Parties shall not be required to determine the PubCo Net Cash Schedule again even though the Closing Date may occur later than the Cash Determination Time.
(f)    No later than five (5) Business Days prior to the date of the PubCo Stockholder Meeting, the Company will deliver to PubCo a schedule (the “Company Valuation Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculations of the components of the Company Valuation (the “Company Valuation Calculation”) as of the anticipated Closing Date, (the “Company Valuation Time”) prepared and certified by the Company’s Chief Executive Officer. The Company shall make available to PubCo, as reasonably requested by PubCo, the work papers and back-up materials used or useful in preparing the Company Valuation Schedule and, if reasonably requested by PubCo, the Company’s accountants and counsel at reasonable times and upon reasonable notice.
(g)    Within three (3) days following the Company Valuation Time (the “Valuation Response Date”) of the Company Valuation Schedule to the PubCo, the PubCo will have the right to dispute any part of the Company Valuation Calculation as set forth in the Company Valuation Schedule by delivering a written notice to that effect (a “Valuation Dispute

Notice”) to Company. Any Valuation Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the Company Valuation Calculation.
(h)    If on or prior to the Valuation Response Date, (i) PubCo notifies the Company in writing that it has no objections to the Company Valuation Calculation or (ii) the PubCo fails to deliver a Valuation Dispute Notice as provided in Section 2.9(f), then the Company Valuation Calculation as set forth in the Company Valuation Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Time for purposes of this Agreement.
(i)    If PubCo delivers a Valuation Dispute Notice on or prior to the Valuation Response Date and such Valuation Dispute Notice complies with the provisions of Section 2.9(f), then Representatives of the Company and PubCo shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Company Valuation.
(j)    If Representatives of the Company and PubCo are unable to negotiate an agreed-upon determination of the Company Valuation pursuant to Section 2.9(h) within three (3) days after delivery of the Valuation Dispute Notice (or such other period as the Company and the PubCo may mutually agree upon), then PubCo and the Company shall jointly select an Accounting Firm to resolve any remaining disagreements as to the Company Valuation Calculation that were set forth in the Valuation Dispute Notice delivered by the PubCo pursuant to, and in compliance with, the provisions of Section 2.9(f). PubCo shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Company Valuation Schedule pursuant to Section 2.9(f), and the Company and PubCo shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within ten (10) days of accepting its selection. PubCo and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of PubCo and the Company. The determination of the Accounting Firm shall be limited to those disagreements submitted to the Accounting Firm, provided, that such disagreements were set forth in the Valuation Dispute Notice sent by PubCo to the Company pursuant to, and in compliance with, the provisions of Section 2.9(f). The determination made by the Accounting Firm of any such disagreements submitted to the Accounting Firm shall be deemed to have been finally determined for purposes of this Agreement and the Company Valuation Calculation, as adjusted by the Accounting Firm to reflect any such determination made by the Accounting Firm of such disagreements submitted to the Accounting Firm, shall represent the Company Valuation Calculation at the Company Valuation Time for purposes of this Agreement, and the Parties shall delay the Closing Date until the resolution of the matters described in this Section 2.9(j). The fees and expenses of the Accounting Firm shall be allocated between the Company and PubCo in the same proportion that the disputed amount of the Company Valuation that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Company Valuation (and for the avoidance of doubt the portion of such fees and expenses to be paid by the Company shall reduce the Company Valuation); provided, however, that if the Accounting Firm takes longer than ten (10) days to make its determination then PubCo shall at its election (x) pay the fees and expenses of the Accounting Firm or (y) deem any costs and expenses incurred by the Company following such ten (10) day period to be excluded from the Company Valuation. If this Section 2.9(j) applies as to the determination of the Company Valuation at the Company Valuation Time described in Section 2.9(f), upon resolution of the matter in accordance with this Section 2.9(j) the Parties shall not be required to determine the Company Valuation again even though the Closing Date may occur later than the Company Valuation Time.
(k)    For the purposes of this Section 2.9, the “anticipated” Closing Date shall be the date, as agreed upon by PubCo and the Company at least ten (10) calendar days prior to the PubCo Stockholders Meeting, to be the anticipated date for Closing.
(l)    Notwithstanding anything to contrary herein, if, at the date of determination by Nasdaq of the market value of unrestricted publicly held shares of the Surviving Corporation (the “Unrestricted Publicly Held Shares Requirement”) for the purpose of determining whether the Surviving Corporation will satisfy the Nasdaq initial listing standards for the Nasdaq Capital Market (the “Nasdaq Determination Date”), the price per share of PubCo common stock as selected by Nasdaq for this purpose is insufficient to enable the Surviving Corporation to satisfy the Unrestricted Publicly Held Shares Requirement, then the sum of the Company Valuation and the PubCo Base Equity Value shall remain $75,000,000, but the Company Valuation shall be adjusted upward and the PubCo Base Equity Value shall be adjusted downward until the adjusted Company Valuation and adjusted PubCo Base Equity Value enable the Surviving Corporation to satisfy the Unrestricted Publicly Held Shares Requirement based on the price per share of the PubCo common stock selected by Nasdaq on the Nasdaq Determination Date, and the Exchange Ratio shall be recalculated based on such adjusted Company Valuation and adjusted PubCo Base Equity Value; provided, however, that the PubCo Base Equity Value shall not be reduced below $5,000,000.00. For the avoidance of doubt, no adjustment pursuant to this Section 2.9(l) shall cause the Company Valuation to decrease or the PubCo Base Equity Value to increase.
2.10    Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.
2.11    Tax Consequences. For United States federal, state and other relevant Tax purposes, (i) the Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which PubCo, Merger Sub and the Company are parties under Section 368(b) of the Code.
Section 3.    Representations and Warranties of the Company.

Except as set forth in the written disclosure schedule delivered by the Company to PubCo (the “Company Disclosure Schedule”), the Company represents and warrants to PubCo and Merger Sub as follows:
3.1    Due Organization; Subsidiaries.
(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions or have a Company Material Adverse Effect.
(b)    The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(c)    The Company has no Subsidiaries and the Company does not own any capital stock of, or any equity, ownership or profit sharing interest of any nature in, and does not control directly or indirectly, any other Entity. The Company is not and has otherwise never been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed, is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has never been a general partner of, and has otherwise never been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2    Organizational Documents. The Company has delivered to PubCo accurate and complete copies of the Company’s Organizational Documents in effect as of the date of this Agreement. The Company is not in breach or violation of its Organizational Documents in any material respect.
3.3    Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required Company Stockholder Vote, to perform its obligations under this Agreement and consummate the Contemplated Transactions. The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt or approve this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by PubCo and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.
3.4    Vote Required. The affirmative vote or written consent of the holders of a majority of the shares of Company Common Stock, outstanding on the record date for the Company Stockholder Written Consent and entitled to vote thereon (the “Required Company Stockholder Vote”), are the only votes of the holders of any class or series of Company Common Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.
3.5    Non-Contravention; Consents.
(a)    Subject to obtaining the Required Company Stockholder Vote, the filing of the Certificate of Merger required by the DGCL, and except as set forth on Section 3.5 of the Company Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(i)    contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;
(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or, to the Knowledge of the Company, any other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject, except as would not reasonably be expected to be material to the Company or its business;
(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company;
(iv)    contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(v)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company (except for Permitted Encumbrances).

(b)    Except for (i) any Consent as set forth on Section 3.5 of the Company Disclosure Schedule under any Company Contract, (ii) the Required Company Stockholder Vote, (iii) the filing of the Certificate of Merger required by the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions, which, if individually or in the aggregate were not given or obtained, would reasonably be expected to prevent or materially delay the ability of the Company to consummate the Contemplated Transactions.
(c)    The Company Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.
3.6    Capitalization.
(a)    The authorized Company Common Stock as of the date of this Agreement consists of 40,000,000 shares of Company Common Stock of which 27,189,077 shares have been issued and are outstanding as of the date of this Agreement.
(b)    All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in the Company’s Organization Documents, Investor Agreements or as contemplated herein (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right, (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company, and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of Company Options) and specifies which of those repurchase rights are currently exercisable.
(c)    Except for the Glycoregimmune, Inc. 2015 Equity Incentive Plan, as amended (the “Company Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 4,689,900 shares of Company Common Stock for issuance under the Company Plan, of which 2,392,375 have been reserved for issuance upon exercise of outstanding Company Options granted under the

Company Plan, and 2,306,525 shares of Company Common Stock remain available for future issuance pursuant to the Company Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of shares of Company Common Stock subject to such Company Option at the time of grant, (iii) the number of shares of Company Common Stock subject to such Company Option as of the date of this Agreement, (iv) the exercise price of such Company Option, (v) the date on which such Company Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Company Option expires and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to PubCo an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder.
(d)    Other than the outstanding Company Options set forth on Section 3.6(c) of the Company Disclosure Schedule and the Company Warrants and Company Restricted Stock Awards as set forth on Section 3.6(d) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) to the Company’s Knowledge, condition or circumstance that could be reasonably likely to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.
(e)    All outstanding shares of Company Common Stock, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Company Contracts.
3.7    Financial Statements.
(a)    No later than 10 Business Days prior to the filing of the Form S-4, the Company will deliver to PubCo true and complete copies of (i) the Company’s audited balance sheets at December 31, 2020 and 2021 (the “Company Audited Balance Sheets”), (ii) the Company’s unaudited balance sheet at September 30, 2022 (the “Company Unaudited Interim Balance Sheet”), (iii) the Company’s audited statements of income, cash flow and stockholders’ equity for the years ended December 31, 2020 and 2021 and (iv) the Company’s unaudited statements of income, cash flow and stockholders’ equity at September 30, 2022 (collectively, the “Company Financials”). When delivered to PubCo, the Company Financials (A) will have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company Financials may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-

end adjustments that are not reasonably expected to be material in amount) and (B) will fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.
(b)    The Company has no “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since January 1, 2020.
(c)    Since January 1, 2020, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Since January 1, 2020, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or (iii) any claim or allegation regarding any of the foregoing.
3.8    Absence of Changes. Between the date of the Company Unaudited Interim Balance Sheet and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect, or (b) action, event or occurrence that would have required consent of PubCo pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
3.9    Absence of Undisclosed Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions and the Securities Purchase Agreement, and (e) Liabilities which would not individually or in the aggregate, reasonably be expected to be material to the Company.
3.10    Title to Assets. Except where a failure would not result in a Company Material Adverse Effect, the Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it that are material to the Company or its business, including: (a) all tangible assets reflected on the Company Unaudited Interim Balance Sheet, and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11    Real Property; Leasehold. The Company does not own or has ever owned any real property. The Company has made available to PubCo (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.
3.12    Intellectual Property.
(a)    Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP, in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made.
(b)    Section 3.12(b) of the Company Disclosure Schedule accurately identifies (i) all material Company Contracts pursuant to which Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use by or on behalf of the Company of equipment, reagents or other materials, (C) agreements between Company and its employees of the kind described in Section 3.12(e)(ii) in the Company’s standard form thereof, and (D) materials transfer agreement, clinical trial agreements, or services agreement), (ii) the corresponding Company Contract pursuant to which such Company IP Rights are licensed to the Company, and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
(c)    Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest (including any joint ownership) in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements, (ii) any materials transfer agreements, and (iii) any Company IP Rights non-exclusively licensed to suppliers or service providers for the purpose of enabling such supplier or service providers to provide services for the Company’s benefit).
(d)    The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the Company as currently conducted or planned to be conducted.

(e)    The Company exclusively owns all right, title, and interest in and to Company IP Rights, other than (i) Company IP Rights exclusively and non-exclusively licensed to the Company, (ii) co-owned rights as identified in Section 3.12(c) of the Company Disclosure Schedule, or (iii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a non-exclusive software license and other Intellectual Property associated with such software, and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s products or services, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)    All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(ii)    Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.
(iii)    To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company, or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.
(iv)    To the Knowledge of the Company, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority obtaining ownership or other rights to such Company IP Rights or the right to receive royalties for the practice of such Company IP Rights.
(v)    The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.
(vi)    The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(vii)    To the Knowledge of the Company, the Company IP Rights constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement or misappropriation of Intellectual Property.
(f)    The Company has delivered or made available to PubCo, a complete and accurate copy of all Company IP Rights Agreements required to be listed on Section 3.12(b) or Section 3.12(c) of the Company Disclosure Schedule. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company, as applicable, and in full force and effect, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived, and (iii) neither Company nor to the Knowledge of the Company any other party to any such agreement, is in breach or default thereof in any material respect.
(g)    The manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company does not violate any license or agreement between the Company and any third party in any material respect, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right of any other Person, other than any Intellectual Property licensed to the Company by any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights or misappropriating or otherwise violating any license or agreement between such third party and the Company relating to any Company IP Rights in any material respect.
(h)    As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that the Company have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights purported to be owned by the Company is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights purported to be owned by the Company.
(i)    Each item of Company IP Rights that is Company Registered IP purported to be owned by the Company is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP purported to be owned by the Company that is issued or granted is valid and enforceable.
(j)    To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.
(k)    Except as set forth in Sections 3.12(b) or 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by the Company (i) the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, and (ii) the Company has not assumed, nor agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
(l)    The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
3.13    Agreements, Contracts and Commitments.
(a)    Section 3.13(a) of the Company Disclosure Schedule lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):
(i)    each Company Contract relating to the employment of, or the performance of employment-related services by, any current Company Associate that is not immediately terminable at-will by the Company without notice, severance, or other similar cost or liability;
(ii)    each Company Contract the primary purpose of which is indemnification or guaranty, except as entered into in the Ordinary Course of Business;
(iii)    each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision with respect to employees of other Persons, in each case, except for restrictions that would not materially affect the ability of Company to conduct its business;
(iv)    each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(v)    each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000;
(vi)    each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company, in each case, having an outstanding principal amount in excess of $100,000;
(vii)    each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company, or (D) any Company Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;
(viii)    each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions;
(ix)    each Company Real Estate Lease;
(x)    each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $100,000; or
(xi)    any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, as applicable, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of the Company.
(b)    The Company has delivered or made available to PubCo accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating with the Company to change any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.
3.14    Compliance; Permits; Restrictions.
(a)    The Company is, and since January 1, 2020 has been, in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.
(b)    Except where a failure would not result in a Company Material Adverse Effect, the Company holds all required Governmental Authorizations which are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Schedule identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.
(c)    There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged material violation by the Company of the

Federal Food, Drug, and Cosmetic Act (“FDCA”) (21 U.S.C. § 301 et seq.), the implementing regulations adopted thereunder, or any other similar Law enforced by Governmental Authorities responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of investigational drug products (“Drug Regulatory Agency”) that is material to the conduct of the Company’s business.
(d)    The Company holds all required Governmental Authorizations issued or granted by any Drug Regulatory Agency or other Governmental Authority which is necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, and importation or exportation, as currently conducted, of any of its product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated, or (ii) modified in any adverse manner, other than immaterial modifications. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and have not received any written notice or other written communication from any Drug Regulatory Agency or other Governmental Authority regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit, or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to PubCo all information requested by PubCo in the Company’s possession or control relating to the Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and official meeting minutes from any Drug Regulatory Agency, and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes involving any other Governmental Authority pertaining to the development of Company Product Candidates. All such information is accurate and complete in all respects.
(e)    All clinical trials, pre-clinical studies and other studies and tests conducted by or on behalf of, or sponsored by, the Company with respect to the Company Product Candidates were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable Laws and regulations of the Drug Regulatory Agencies, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. The Company has not received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company with respect to the Company Product Candidates. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified by the U.S. Food and Drug Administration (“FDA”) from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.
(f)    The Company is not the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, neither the Company nor any contract manufacturer with respect to any Company Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.
(g)    All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of, the Company in connection with any Company Product Candidate, since January 1, 2020, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices for human pharmaceuticals codified at 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.
(h)    No manufacturing site owned by the Company, and to the Knowledge of the Company, no manufacturing site of a contract manufacturer, with respect to any Company Product Candidate, (i) is subject to a Drug Regulatory Agency or Governmental Authority shutdown or import or export prohibition, or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law in relation to any Company Product Candidate, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of the Company, neither the FDA nor any other Governmental Authority is considering such action.
3.15    Legal Proceedings; Orders.
(a)    As of the date of this Agreement, there is no material pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of the material assets owned or used by the Company, or (ii) that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)    There is no Order to which the Company, or any of the material assets owned or used by the Company, is subject.
3.16    Tax Matters.
(a)    The Company has timely filed all federal income Tax Returns and other material Tax Returns that it was required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.
(b)    All material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. The unpaid Taxes of the Company did not, as of the date of the Company Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the Company Unaudited Interim Balance Sheet. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
(c)    The Company has timely withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.
(e)    No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. Neither the Company (nor any of its predecessors) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(f)    The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g)    The Company is not a party to, or bound by, any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions, the primary purpose of which do not relate to Taxes, in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders or landlords.
(h)    The Company has never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company does not have any Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise.
(i)    The Company has delivered or made available to PubCo complete and accurate copies of all U.S. federal income Tax and all other material Tax Returns of the Company for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company with respect to U.S. federal income Tax and all other material Taxes.
(j)    The Company has not distributed stock of another Person, nor has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(k)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. The Company has not made any election under Section 965(h) of the Code.
(l)    The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any similar provision of state, local, or foreign law.
(m)    The Company is a corporation for U.S. federal income Tax purposes under Section 7701 of the Code.
(n)    The Company does not have knowledge of any facts and has not taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)    The Company has no Deferred Payroll Taxes or is the beneficiary of any other COVID-19 related tax deferral relief of state and local Governmental Authorities.
(p)    The Company has not incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.
3.17    Employee and Labor Matters; Benefit Plans.
(a)    The employment of each of the Company’s employees is terminable by the Company at will. The Company has made available to PubCo accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.
(b)    As of the date of this Agreement, no officer or Key Employee of the Company has expressed any written or oral intention to the Company to terminate his, her or its employment or service arrangement with the Company.
(c)    The Company is not a party to, is not bound by and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company. During the past three (3) years, there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting the Company. To the Knowledge of the Company, no event has occurred within the past six (6) months, to the Knowledge of the Company, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. The Company is not, nor has the Company been, engaged in any Unfair Labor Practice within the meaning of the National Labor Relations Act.
(d)    Section 3.17(d) of the Company Disclosure Schedule sets forth a true, complete and correct list of every material Company Employee Plan. True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have been made available to PubCo: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.

(e)    Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Company Employee Plan for any period for which such Company Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Company, no event or omission has occurred that could reasonably be expected to cause any Company Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(f)    Each Company Employee Plan has been established, operated and administered in all material respects in accordance with its terms and all applicable Law, including, the Code, ERISA, and the Affordable Care Act. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan and, to the Knowledge of the Company, there is no reasonable basis for any such Legal Proceeding. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code.
(g)    Neither the Company nor any of its subsidiaries provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by COBRA or similar state Law) and the Company has never promised to provide such post-termination benefits.
(h)    Each Company Employee Plan may be amended, terminated, or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time) and no employee communication or provision of any Company Employee Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Company Employee Plan. Neither the Company nor any of its subsidiaries has announced its intention to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a Company Employee Plan. Each asset held under each Company Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.
(i)    No Company Employee Plan provides for medical or any other welfare benefits to any service provider beyond termination of service or retirement, other than pursuant to (1) COBRA or an analogous state law requirement, or (2) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded medical or long-term disability employee benefit plan.
(j)    No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.
(k)    The per share exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option, determined in a manner consistent with Section 409A of the Code. Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code. Any transfer of property which was subject to a substantial risk of forfeiture and which would otherwise have been subject to taxation under Section 83(a) of the Code is covered by a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to PubCo.
(l)    The Company is, and since January 1, 2020 has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of the Company: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and since January 1, 2020 there have not been any, actions, suits, claims or administrative matters pending or, to the Knowledge of the Company, threatened against the Company relating to any employee, employment agreement or Company Employee Plan (other than routine claims for benefits). To the Knowledge of the Company, there are no pending or threatened claims or actions against the Company, any Company trustee under any workers’ compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.
(m)    Since January 1, 2020, the Company has no material liability with respect to any misclassification: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied.
(n)    There is no, and since January 1, 2020 there has not been any, Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of Unfair Labor Practices or discrimination complaints.
(o)    The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee, officer, director, independent contractor or other service provider of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, officer, director, independent contractor or other service provider, or (iii) entitle any such employee, officer, director, independent contractor or other service provider to terminate, shorten or otherwise change the terms of his or her employment or engagement with the Company.
(p)    No Company Employee Plan provides for any Tax “gross-up” or similar “make-whole” payments.
(q)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) further restrict any rights of the Company to amend or terminate any Company Employee Plan; or (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).
(r)    The representations and warranties set forth in this Section 3.17, shall constitute the only representations and warranties of the Company with respect to employment and labor matters.
3.18    Environmental Matters. Since January 1, 2020, the Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority or other Person, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance in any material respects with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company: (i) nor any current or prior owner of any property leased or controlled by the Company has received since January 1, 2020, any written notice or other communication relating to property leased at any time by the Company, whether from a Governmental Authority or other Person, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property. The Company has no material liability under any Environmental Law.
3.19    Insurance. The Company has delivered to PubCo accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020 through the date of this Agreement, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company for which the Company has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.
3.20    No Financial Advisors. Other than Evolution Partners LLC (“EVP”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.
3.21    Transactions with Affiliates. Since January 1, 2020, there has been no material transactions or relationships between, on the one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or, to the Knowledge of the Company, any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Common Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
3.22    Anti-Bribery. None of the Company or any of its directors, officers, employees or, to the Company’s Knowledge, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts, or otherwise, or taken any other action, in violation of the Foreign Corrupt Practices Act of 1977, or any other anti-bribery or anti-corruption Law (collectively, the “Anti-Bribery Laws”). The Company has not been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.
3.23    Privacy and Data Security. The Company has complied with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business, in all material respects. The Company has implemented and maintains reasonable privacy policies (“Privacy Policies”), and to the best of its knowledge has complied with its Privacy Policies, in all material respects. As of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies or the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Information of any individuals. There have been no data security incidents, data breaches, ransomware attacks, or other adverse events or incidents related to Personal Information or the Company data used, collected, handled, stored, processed, or otherwise in the custody or control of the Company or, to the best of the Company’s knowledge any service provider acting on behalf of the Company. To the best of the Company’s knowledge, the computer systems, software, hardware, and communication facilities used by the Company (i) have not experienced any material disruption, interruption, outage, or continued substandard performance; (ii) do not contain any bugs and other defects, disabling codes or instructions or any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure; and (iii) are in good working order and are sufficient for the operation of the business of the Company as currently conducted.
3.24    No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither PubCo nor any other person on behalf of PubCo makes any express or implied representation or warranty with respect to PubCo or with respect to any other information provided to the Company or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of PubCo set forth in Section 4 (in each case as qualified and limited by the PubCo Disclosure Schedule)) none of the Company or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).
Section 4.    Representations and Warranties of PubCo and Merger Sub.
Except (i) as set forth in the written disclosure schedule delivered by PubCo to the Company (the “PubCo Disclosure Schedule”), or (ii) as disclosed in the PubCo SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the PubCo SEC Documents (x) shall not be deemed disclosed for purposes of Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6, and (y) shall be deemed to be disclosed in a section of the PubCo Disclosure Schedule only to the extent that it is readily apparent from a reading of such PubCo SEC

Document that it is applicable to such section of the PubCo Disclosure Schedule, PubCo and Merger Sub represent and warrant to the Company as follows:
4.1    Due Organization; Subsidiaries.
(a)    Each of PubCo and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used, and (iii) to perform its obligations under all Contracts by which it is bound, in each case, except where the failure to have such power or authority would not reasonably be expected to prevent or materially delay the ability of PubCo or Merger Sub to consummate the Contemplated Transactions or have a PubCo Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities or conducted any operations of any kind, entered into any agreement or arrangement with any Person, or incurred, directly or indirectly, any liabilities, in each case other than in connection with or as contemplated by this Agreement. Merger Sub is wholly owned by PubCo.
(b)    Each of PubCo and Merger Sub is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a PubCo Material Adverse Effect.
(c)    PubCo has no Subsidiaries other than Merger Sub and PubCo does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. PubCo is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. PubCo has not agreed and is not obligated to make, nor is PubCo bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. PubCo has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
4.2    Organizational Documents. PubCo has delivered to the Company accurate and complete copies of PubCo’s Organizational Documents in effect as of the date of this Agreement. PubCo is not in breach or violation of its Organizational Documents in any material respect.
4.3    Authority; Binding Nature of Agreement. Each of PubCo and Merger Sub has all necessary corporate power and authority to enter into this Agreement and, subject to receipt of the Required PubCo Stockholder Vote, to perform its obligations under the Agreement and to consummate the Contemplated Transactions. The PubCo Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of PubCo and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of PubCo Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of PubCo vote to approve this Agreement and thereby approve the Contemplated Transactions, including the issuance of shares of PubCo Common Stock to the stockholders of the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (y) approved and declared advisable this Agreement and the Contemplated Transactions, and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by PubCo and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of PubCo and Merger Sub, enforceable against each of PubCo and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.
4.4    Vote Required. The affirmative vote of a majority of (a) the votes present and entitled to vote at the PubCo Stockholder Meeting is the only vote of the holders of PubCo Common Stock necessary to approve the proposals in Section 6.3(a)(i), and Section 6.3(a)(iii), and (b) the shares of PubCo Common Stock entitled to vote thereon is the only vote of the holders of any class or series of PubCo Capital Stock necessary to approve the proposals in Section 6.3(a)(ii) (collectively, the “Required PubCo Stockholder Vote”).
4.5    Non-Contravention; Consents.
(a)    Subject to obtaining the Required PubCo Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, and except as set forth on Section 4.5 of the PubCo Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement by PubCo or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time), except where such actions, occurrences or events could not reasonably be expected to result in a PubCo Material Adverse Effect:
(i)    contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of PubCo or the Merger Sub;
(ii)    contravene, conflict with or result in a material violation of, or give any Governmental Authority or, to the Knowledge of PubCo, any other Person the right to challenge the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Law or any Order to which PubCo or any of the assets owned or used by PubCo, is subject, except as would not reasonably be expected to be material to PubCo or its business;
(iii)    contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by PubCo or that otherwise relates to the business of PubCo, or any of the assets owned, leased or used by PubCo;
(iv)    contravene, conflict with or result in a material violation or breach of, or result in a default under, any provision of any PubCo Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any PubCo Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such PubCo Material Contract, (C) accelerate the maturity or performance of any PubCo Material Contract, or (D) cancel, terminate or modify any term of any PubCo Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(v)    result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by PubCo (except for Permitted Encumbrances).
(b)    Except for (i) any Consent as set forth on Section 4.5 of the PubCo Disclosure Schedule under any PubCo Contract, (ii) the Required PubCo Stockholder Vote, (iii) the filing of the Certificate of Merger required by the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, PubCo was not, is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Authority in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Contemplated Transactions.
(c)    The PubCo Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.
4.6    Capitalization.
(a)    The authorized capital stock of PubCo consists of 250,000,000 shares of PubCo Common Stock, par value $0.0001 per share, of which 12,742,342 shares have been issued and are outstanding as of October 15, 2022 (the “Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the Capitalization Date. PubCo does not hold any shares of its capital stock in its treasury.
(b)    All of the outstanding shares of PubCo Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of PubCo Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of PubCo Common Stock is subject to any right of first refusal in favor of PubCo. Except as contemplated herein, there is no PubCo Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of PubCo Common Stock. PubCo is not under any obligation, nor is PubCo bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of PubCo Common Stock or other securities. Section 4.6(b) of the PubCo Disclosure Schedule accurately and completely describes all repurchase rights held by PubCo with respect to shares of PubCo Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c)    Except for the PubCo 2018 Equity Incentive Plan (the “PubCo 2018 Plan”), PubCo does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, PubCo has reserved 893,535 shares of PubCo Common Stock for issuance under the PubCo 2018 Plan, of which 9,506 shares have been issued and are currently outstanding, 875,101 shares have been reserved for issuance upon exercise or settlement of PubCo Options and PubCo RSU Awards, as applicable, granted under the PubCo 2018 Plan, and 8,928 shares remain available for future issuance pursuant to the PubCo 2018 Plan. Section 4.6(c) of the PubCo Disclosure Schedule sets forth the following information with respect to each PubCo Option and PubCo RSU Award outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of PubCo Common Stock subject to such PubCo Option or PubCo RSU Award at the time of grant, (iii) the number of shares of PubCo Common Stock subject to such PubCo Option or PubCo RSU Award as of the date of this Agreement, (iv) the exercise price of such PubCo Option, (v) the date on which such PubCo Option or PubCo RSU Award was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such PubCo Option expires, and (viii) whether such PubCo Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. PubCo has made available to the Company accurate and complete copies of equity incentive plans pursuant to which PubCo has granted equity-based awards, the forms of all award agreements evidencing such equity-based awards.
(d)    Except for the outstanding PubCo Options, PubCo RSU Awards and PubCo Warrants, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of PubCo, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of PubCo, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which PubCo is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of PubCo. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to PubCo.
(e)    All outstanding shares of PubCo Common Stock, PubCo Options, PubCo RSU Awards and other securities of PubCo have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law, and (ii) all requirements set forth in applicable Contracts.
4.7    SEC Filings; Financial Statements.
(a)    PubCo has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents (including all exhibits, schedules and annexes thereto) required to be filed or furnished by it with the SEC under applicable Laws, including any amendments or supplements thereto (collectively, together with all documents filed on a voluntary basis on Form 8-K and together with all documents and information incorporated by reference therein, the “PubCo SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the PubCo SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, as of the time they were filed, none of the PubCo SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act, and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the PubCo SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws, and no current or former executive officer of PubCo has failed to make the Certifications required of him or her. PubCo has made available to the Company true and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and PubCo, on the other, since January 1, 2018, including all SEC comment letters and responses to such comment letters and responses to such comment letters by or on behalf of PubCo. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b)    The financial statements (including any related notes) contained or incorporated by reference in the PubCo SEC Documents (including the audited financial statements conducted on PubCo by EisnerAmper LLP as of December 31, 2020, and December 31, 2021): (i) complied as to form in all material respects with the Securities Act and Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated, and (iii) fairly present, in all material respects, the financial position of PubCo as of the respective dates thereof and the results of operations and cash flows of PubCo for the periods covered thereby. Other than as expressly disclosed in the PubCo SEC Documents filed prior to the date hereof, there has been no material change in PubCo’s accounting methods or principles that would be required to be disclosed in PubCo’s financial statements in accordance with GAAP. The books of account and other financial records of PubCo are true and complete in all material respects.

(c)    To the Knowledge of PubCo, PubCo’s independent registered accounting firm has at all times since the date PubCo became subject to the applicable provisions of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) “independent” with respect to PubCo within the meaning of Regulation S-X under the Exchange Act, and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d)    Since September 11, 2020, except as set forth on Section 4.7(d) of the PubCo Disclosure Schedule and made available to the Company, PubCo has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the PubCo Common Stock on Nasdaq that have not been resolved.
(e)    Since January 1, 2020, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, or general counsel of PubCo, the PubCo Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f)    Except as set forth on Section 4.7(f) of the PubCo Disclosure Schedule, PubCo is, and since its initial listing on Nasdaq has been, in compliance in all material respects with the applicable current listing and governance rules and regulations of Nasdaq.
(g)    PubCo maintains, and at all times since February 9, 2021 has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that PubCo maintains records that in reasonable detail accurately and fairly reflect transactions and dispositions of assets of PubCo, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the PubCo Board, and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of PubCo’s assets that could have a material effect on PubCo’s financial statements. PubCo has evaluated the effectiveness of PubCo’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable PubCo SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. PubCo has disclosed to PubCo’s auditors and the audit committee of the PubCo Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses, if any, in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect PubCo’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in PubCo’s internal control over financial reporting. PubCo has not identified, based on its most recent evaluation of internal control over financial reporting, any material weaknesses in the design or operation of PubCo’s internal control over financial reporting.
(h)    PubCo maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information (both financial and non-financial) required to be disclosed by PubCo in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. All such information is accumulated and communicated to PubCo’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. PubCo has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.
4.8    Absence of Changes. Except as set forth on Section 4.8 of the PubCo Disclosure Schedule, between the date of the PubCo Unaudited Interim Balance Sheet and the date of this Agreement, PubCo has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) PubCo Material Adverse Effect, or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
4.9    Absence of Undisclosed Liabilities. PubCo does not have any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the PubCo Unaudited Interim Balance Sheet, (b) Liabilities that have been incurred by PubCo since the date of the PubCo Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of PubCo under PubCo Contracts, and (d) Liabilities described in Section 4.9 of the PubCo Disclosure Schedule.
4.10    Title to Assets. Except where a failure would not result in a PubCo Material Adverse Effect, PubCo owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the PubCo Unaudited Interim Balance Sheet, and (b) all other assets reflected in the books and records of PubCo as being owned by PubCo. All of such assets are owned or, in the case of leased assets, leased by PubCo free and clear of any Encumbrances, other than Permitted Encumbrances.
4.11    Real Property; Leasehold. PubCo does not own nor has it ever owned any real property. PubCo has made available to the Company (a) an accurate and complete list of all real properties with respect to which PubCo directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by PubCo, and (b) copies of all leases under which any such real property is possessed (the “PubCo Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.
4.12    Intellectual Property.
(a)    Section 4.12(a) of the PubCo Disclosure Schedule is an accurate, true and complete listing of all PubCo Registered IP, in each case including, to the extent applicable, the date of filing, issuance or registration, the filing, issuance or registration number and the name of the body where the filing, issuance or registration was made.
(b)    Section 4.12(b) of the PubCo Disclosure Schedule accurately identifies (i) all material PubCo Contracts pursuant to which PubCo IP Rights are licensed to PubCo (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive software license and other Intellectual Property associated with such software, and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of PubCo products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use by or on behalf of PubCo of equipment, reagents or other materials, (C) agreements between PubCo and its employees of the kind described in Section 4.12(f)(ii) in PubCo’s standard form thereof, and (D) materials transfer agreement, clinical trial agreements, or services agreement), (ii) the corresponding PubCo Contract pursuant to which such PubCo IP Rights are licensed to PubCo, and (iii) whether the license or licenses granted to PubCo are exclusive or non-exclusive.
(c)    Section 4.12(c) of the PubCo Disclosure Schedule accurately identifies each PubCo Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest (including any joint ownership) in, any PubCo IP Rights (other than (i) any confidential information provided under confidentiality agreements, (ii) any materials transfer agreements, and (iii) any PubCo IP Rights non-exclusively licensed to suppliers or service providers for the purpose of enabling such supplier or service providers to provide services for PubCo’s benefit).
(d)    PubCo is not bound by, and no PubCo IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the PubCo to use, exploit, assert, or enforce any PubCo IP Rights anywhere in the world, in each case, in a manner that would materially limit the business of the PubCo as currently conducted or planned to be conducted.
(e)    PubCo has delivered, or made available to the Company, a complete and accurate copy of all material PubCo IP Rights Agreements required to be listed on Section 4.12(b) or 4.12(c) of the PubCo Disclosure Schedule. With respect to each such PubCo IP Rights Agreements: (i) each such agreement is valid and binding on PubCo and in full force and effect, subject to the Enforceability Exceptions, (ii) PubCo has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived, and (iii) PubCo, and, to the Knowledge of PubCo, no other party to any such agreement, is in breach or default thereof in any material respect.

(f)    PubCo exclusively owns all right, title, and interest in and to PubCo IP Rights, other than (i) PubCo IP Rights exclusively and non-exclusively licensed to PubCo, (ii) co-owned rights as identified in Section 4.12(c) of the PubCo Disclosure Schedule, or (iii) any non-customized software that (A) is licensed to PubCo solely in executable or object code form pursuant to a non-exclusive software license and other Intellectual Property associated with such software, and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of PubCo’s products or service, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i)    All documents and instruments necessary to register or apply for or renew registration of PubCo Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(ii)    Each Person who is or was an employee or contractor of PubCo and who is or was involved in the creation or development of any PubCo IP Rights purported to be owned by PubCo has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to PubCo and confidentiality provisions protecting trade secrets and confidential information of PubCo.
(iii)    To the Knowledge of PubCo, no current or former stockholder, officer, director, or employee of PubCo has any claim, right (whether or not currently exercisable), or interest to or in any PubCo IP Rights purported to be owned by PubCo. To the Knowledge of PubCo, no employee of PubCo is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for PubCo, or (b) in breach of any Contract with any former employer or other Person concerning PubCo IP Rights purported to be owned by PubCo or confidentiality provisions protecting trade secrets and confidential information comprising PubCo IP Rights purported to be owned by PubCo.
(iv)    To the Knowledge of PubCo, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any PubCo IP Rights in which PubCo has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority obtaining ownership or other rights to such PubCo IP Rights or the right to receive royalties for the practice of such PubCo IP Rights or that could result in a PubCo Material Adverse Effect.
(v)    PubCo has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that PubCo holds, or purports to hold, as confidential or a trade secret.
(vi)    Except as set forth in Section 4.12(f)(vi) of the PubCo Disclosure Schedule, PubCo has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any PubCo IP Rights to any other Person.

(vii)    To the Knowledge of PubCo, the PubCo IP Rights constitute all Intellectual Property necessary for PubCo to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement or misappropriation of Intellectual Property.
(g)    Neither the manufacture, marketing, license, offering for sale, sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by PubCo violates any license or agreement between PubCo and any third party in any material respect, and, to the Knowledge of PubCo, infringes or misappropriates any valid and issued Patent right of any other Person, other than any Intellectual Property licensed to PubCo by any other Person, which infringement or misappropriation would reasonably be expected to have a PubCo Material Adverse Effect. To the Knowledge of PubCo, no third party is infringing upon any Patents owned by PubCo within the PubCo IP Rights, or otherwise violating any license or agreement between such third party and PubCo relating to any PubCo IP Rights in any material respect.
(h)    As of the date of this Agreement, PubCo is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, the enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any PubCo IP Rights. PubCo has not received any written notice asserting that any PubCo Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods, or processes claimed or covered thereunder conflicts with or infringes or misappropriates the rights of any other Person or that PubCo has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the PubCo IP Rights purported to be owned by PubCo is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of PubCo to exploit any PubCo IP Rights purported to be owned by PubCo.
(i)    Each item of PubCo IP Rights purported to be owned by PubCo that is PubCo Registered IP is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of PubCo Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of PubCo, all PubCo Registered IP purported to be owned by PubCo that is issued or granted is valid and enforceable.
(j)    To the Knowledge of PubCo, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by PubCo conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which PubCo has or purports to have an ownership interest has been impaired as determined by PubCo in accordance with GAAP.
(k)    Except as may be set forth in the Contracts listed on Section 4.12(b) or 4.12(c) of the PubCo Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by PubCo (i) PubCo is not

bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to PubCo taken as a whole, and (ii) PubCo has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
(l)    PubCo is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any PubCo IP Rights, result in breach of, default under or termination of such Contract with respect to any PubCo IP Rights, or impair the right of PubCo to use, sell or license or enforce any PubCo IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not, individually or in the aggregate, reasonably be expected to result in a PubCo Material Adverse Effect.
4.13    Agreements, Contracts and Commitments.
(a)    Section 4.13(a) of the PubCo Disclosure Schedule lists the following PubCo Contracts in effect as of the date of this Agreement (each, a “PubCo Material Contract” and collectively, the “PubCo Material Contracts”):
(i)    each PubCo Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;
(ii)    each PubCo Contract requiring payments by PubCo after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any current PubCo Associate that is not immediately terminable at-will by PubCo without notice, severance, or other similar cost or liability;
(iii)    each PubCo Contract relating to any agreement or plan, including any stock option plan, stock appreciation right plan, stock purchase plan, severance plan, policy or agreement, any of the payments or benefits of which will be increased, or the vesting of benefits or payments of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the payments or benefits of which will be calculated on the basis of any of the Contemplated Transactions;
(iv)    each PubCo Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(v)    each PubCo Contract containing (A) any covenant limiting the freedom of PubCo or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of PubCo’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision, or (D) any non-solicitation provision with respect to employees of other Persons, in each case, except for restrictions that would not materially affect the ability of PubCo to conduct its business;
(vi)    each PubCo Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;
(vii)    each PubCo Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000;
(viii)    each PubCo Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Encumbrances in each case in excess of $100,000 with respect to any assets of PubCo or any loans or debt obligations with officers or directors of PubCo;
(ix)    each PubCo Contract requiring payment by or to PubCo after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of PubCo, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which PubCo has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which PubCo has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by PubCo, or (D) any Contract to license any Patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of PubCo or any Contract to sell, distribute or commercialize any products or service of PubCo, in each case, except for PubCo Contracts entered into in the Ordinary Course of Business;
(x)    each PubCo Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to PubCo in connection with the Contemplated Transactions;
(xi)    each PubCo Real Estate Lease;
(xii)    each PubCo Contract to which PubCo is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, PubCo in excess of $100,000; or
(xiii)    any other PubCo Contract that is not terminable at will (with no penalty or payment) by PubCo, as applicable, and (A) which involves payment or receipt by PubCo after the date of this Agreement under any such agreement, Contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (B) that is material to the business or operations of PubCo, taken as a whole.
(b)    PubCo has delivered or made available to the Company accurate and complete copies of all PubCo Material Contracts, including all amendments thereto. There are no PubCo Material Contracts that are not in written form. PubCo has not, nor to PubCo’s Knowledge, as of the date of this Agreement has any other party to a PubCo Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any PubCo Material Contract in such manner as would permit any other party to cancel or terminate any such PubCo Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a PubCo Material Adverse Effect. As to PubCo, as of the date of this Agreement, each PubCo Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any PubCo Material Contract to change, any material amount paid or payable to PubCo under any PubCo Material Contract or any other material term or provision of any PubCo Material Contract.
4.14    Compliance; Permits; Restrictions.
(a)    Except where failure would not result in a PubCo Material Adverse Effect, PubCo is, and since January 1, 2020, has been in material compliance with all applicable Laws, including the FDCA, applicable provisions of the Public Health Service Act (“PHSA”), the Controlled Substances Act (“CSA”) (21 U.S.C. § 801 et seq.), and regulations promulgated to implement the foregoing. No investigation, claim, suit, proceeding, audit, Order, or other action by any Governmental Authority is pending or, to the Knowledge of PubCo, threatened against PubCo. There is no agreement or Order binding upon PubCo which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of PubCo, any acquisition of material property by PubCo or the conduct of business by PubCo as currently conducted, or (ii) is reasonably likely to result in a PubCo Material Adverse Effect.
(b)    Except where a failure would not result in a PubCo Material Adverse Effect, PubCo: (i) holds all required Governmental Authorizations that are material to the operation of the business of PubCo and Merger Sub as currently conducted (collectively, the “PubCo Permits”), and (ii) is in material compliance with the terms of the PubCo Permits. No Legal Proceeding is pending or, to the Knowledge of PubCo, threatened, which seeks to revoke, substantially limit, suspend, or materially modify any PubCo Permit.
(c)    There are no Legal Proceedings pending or, to the Knowledge of PubCo, threatened with respect to an alleged material violation by PubCo of the FDCA, the PHSA, the CSA, the implementing regulations adopted thereunder, or any other similar Law promulgated by the FDA or other Drug Regulatory Agency that is material to the conduct of PubCo’s business.
(d)    Except where failure would not result in a PubCo Material Adverse Effect, each of PubCo holds all required Governmental Authorizations issued or granted by any

Drug Regulatory Agency or other Governmental Authority which is necessary for the conduct of the business of PubCo as currently conducted and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “PubCo Product Candidates”) (collectively, the “PubCo Regulatory Permits”) and no such PubCo Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated, or (ii) modified in any adverse manner, other than immaterial modifications. Except where failure would not result in a PubCo Material Adverse Effect, PubCo has timely maintained and are in compliance in all material respects with the PubCo Regulatory Permits and have not received any written notice or other written communication from any Drug Regulatory Agency or other Governmental Authority regarding (A) any material violation of or failure to comply materially with any term or requirement of any PubCo Regulatory Permit, or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any PubCo Regulatory Permit. PubCo has made available to the Company all information requested by the Company in PubCo’s possession or control relating to the PubCo Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the PubCo Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency, and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.
(e)    All clinical trials, pre-clinical studies and other studies and tests conducted by or on behalf of, or sponsored by, PubCo, or in which PubCo or their respective product candidates, including the PubCo Product Candidates, have participated, were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance in all material respects with the applicable regulations of the Drug Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 50, 54, 56, 58 and 312. PubCo has not received any written notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of PubCo threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical studies conducted by or on behalf of, or sponsored by, PubCo or in which PubCo or its respective current product candidates, including the PubCo Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of PubCo, on behalf of PubCo has been disqualified from participating in studies involving the PubCo Product Candidates, and to the Knowledge of PubCo, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.
(f)    Neither PubCo nor, to the Knowledge of PubCo, any contract manufacturer with respect to any PubCo Product Candidate, is the subject of any pending or, to the Knowledge of PubCo, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”

Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of PubCo, neither PubCo nor any contract manufacturer with respect to any PubCo Product Candidate has committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither of PubCo, and to the Knowledge of PubCo, any contract manufacturer with respect to any PubCo Product Candidate, or any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a, or (ii) any similar applicable Law. To the Knowledge of PubCo, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against PubCo, and to the Knowledge of PubCo, any contract manufacturer with respect to any PubCo Product Candidate, or any of their respective officers, employees or agents.
(g)    All manufacturing operations conducted by, or to the Knowledge of PubCo, for the benefit of, PubCo in connection with any PubCo Product Candidate, since January 1, 2018, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices for human pharmaceutical products codified at 21 C.F.R. Parts 210, and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.
(h)    No manufacturing site owned by PubCo, and to the Knowledge of PubCo, no manufacturing site of a contract manufacturer, with respect to any PubCo Product Candidate, (i) is subject to a Drug Regulatory Agency or Governmental Authority shutdown or import or export prohibition, or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Authority, and, to the Knowledge of PubCo, neither the FDA nor any other Governmental Authority is considering such action.
4.15    Legal Proceedings; Orders.
(a)    Except as set forth in Section 4.15 of the PubCo Disclosure Schedule, as of the date of this Agreement, there is no pending Legal Proceeding and, to the Knowledge of PubCo, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves PubCo or any PubCo Associate (in his or her capacity as such) or any of the material assets owned or used by PubCo, or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b)    There is no Order to which PubCo, or any of the material assets owned or used by PubCo is subject. To the Knowledge of PubCo, no officer or other Key Employee of PubCo is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of PubCo or to any material assets owned or used by PubCo.

4.16    Tax Matters.
(a)    PubCo has filed all federal income Tax Returns and other material Tax Returns that it was required to file under applicable Law except where failure to do so would not result in a PubCo Material Adverse Effect. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. No claim has ever been made in writing by a Governmental Authority in a jurisdiction where PubCo does not file Tax Returns that PubCo is subject to taxation by that jurisdiction.
(b)    All material Taxes due and owing by PubCo have been timely paid. The unpaid Taxes of PubCo did not, as of the date of the PubCo Unaudited Interim Balance Sheet, materially exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) set forth on the face of the PubCo Unaudited Interim Balance Sheet. Since the date of the PubCo Unaudited Interim Balance Sheet, PubCo has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.
(c)    PubCo has timely withheld and timely paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d)    There are no Encumbrances for material Taxes (other than Taxes not yet due and payable) upon any of the assets of PubCo.
(e)    No deficiencies for Taxes with respect to PubCo have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of PubCo. PubCo has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the Ordinary Course of Business).
(f)    PubCo is not a party to, nor is it bound by, any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary indemnification provisions, the primary purpose of which do not relate to Taxes, in commercial contracts entered into in the Ordinary Course of Business with vendors, customers, lenders or landlords.
(g)    PubCo has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is PubCo). PubCo has no material Liability for the Taxes of any Person (other than PubCo) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law) or as a transferee or successor, by contract, or otherwise.
(h)    PubCo has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)    PubCo has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any similar provision of state, local, or foreign law.
(j)    PubCo is a corporation for U.S. federal income Tax purposes under Section 7701 of the Code.
(k)    PubCo does not have knowledge of any facts and has not taken or agreed to take any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(l)    PubCo will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for Tax purposes; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law); (v) installment sale or open transaction disposition made on or prior to the Closing Date; (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (vii) application of Section 367(d) of the Code to any transfer of intangible property on or prior to the Closing Date; (viii) application of Sections 951 or 951A of the Code (or any similar provision of state, local or foreign Law) to any income received or accrued on or prior to the Closing Date; or (ix) election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date. PubCo has not made any election under Section 965(h) of the Code.
(m)    PubCo has no Deferred Payroll Taxes or is the beneficiary of any other COVID-19 related tax deferral relief of state and local Governmental Authorities.
(n)    PubCo has not incurred any loan, directly or indirectly, pursuant to the Paycheck Protection Program, established by the CARES Act, as amended or supplemented from time to time by interim rules, policy statements, FAQs or otherwise.
4.17    Employee and Labor Matters; Benefit Plans.
(a)    Section 4.17(a) of the PubCo Disclosure Schedule contains a complete and accurate list of all PubCo’s employees as of the date of this Agreement, setting forth for each employee: (i) their names; (ii) their job position or title; (iii) whether they are classified as exempt or non-exempt for wage and hour purposes; (iv) their base salaries, base hourly wage or contract rate, as applicable; and (v) their target bonus rates or target commission rates.
(b)    Section 4.17(b) of the PubCo Disclosure Schedule contains a complete and accurate list providing services as of the date hereof, of the independent contractors, consultants and other service providers engaged by PubCo and classified by PubCo as other than employees, or compensated other than through wages paid by PubCo through

PubCo’s payroll department (“Contingent Workers”), showing for each Contingent Worker such Contingent Worker’s (i) name; and (ii) description of services provided to the business; (v) fee or compensation arrangements.
(c)    Except as set forth in Section 4.17(c) of the PubCo Disclosure Schedule, the employment of PubCo’s employees is terminable by PubCo at will without advance notice, severance, or other cost or Liability. PubCo has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of PubCo Associates to the extent currently effective and material.
(d)    PubCo is not a party to, is not bound by, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of PubCo, purporting to represent or seeking to represent any employees of PubCo. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, affecting PubCo. To the Knowledge of PubCo, no event has occurred within the past six (6) months, and no condition or circumstance exists, that might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute. PubCo is not, nor has PubCo been, engaged in any Unfair Labor Practice within the meaning of the National Labor Relations Act.
(e)    Section 4.17(e) of the PubCo Disclosure Schedule sets forth a true, complete and correct list of every material PubCo Employee Plan.
(f)    True, complete and correct copies of the following documents, with respect to each PubCo Employee Plan, where applicable, have previously been made available to the Company: (i) all documents embodying or governing such PubCo Employee Plan (or for unwritten PubCo Employee Plans a written description of the material terms of such PubCo Employee Plan) and any funding medium for the PubCo Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.
(g)    Each PubCo Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such PubCo Employee Plan for any period for which such PubCo Employee Plan would not otherwise be covered by an IRS determination and, to the Knowledge of PubCo, no event or omission has occurred that would reasonably be expected to cause any PubCo Employee Plan to lose such qualification or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(h)    Each PubCo Employee Plan is and has been established, operated and administered in all material respects, in accordance with its terms and all applicable Law, including, the Code, ERISA and the Affordable Care Act. No Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of PubCo, threatened with respect to any PubCo Employee Plan and, to the Knowledge of PubCo, there is no reasonable basis for any such Legal Proceeding. All payments and/or contributions required to have been made with respect to all PubCo Employee Plans either have been made or have been accrued in accordance with the terms of the applicable PubCo Employee Plan and applicable Law. The PubCo Employee Plans satisfy in all material respects the minimum coverage, affordability and nondiscrimination requirements under the Code.
(i)    Neither PubCo nor Merger Sub has ever maintained, contributed to, or been required to contribute to or had any liability or obligation (including on account of any ERISA Affiliate) with respect to (whether contingent or otherwise) (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither PubCo nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(j)    Neither PubCo nor any of its ERISA Affiliates provides or has any obligation to provide health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by COBRA or similar state Law) and PubCo has never promised to provide such post-termination benefits.
(k)    Each PubCo Employee Plan may be amended, terminated, or otherwise modified (including cessation of participation) by PubCo to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder (other than ordinary administration expenses or with respect to benefits, other than bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under PubCo Employee Plans prior to the Effective Time) and no employee communication or provision of any PubCo Employee Plan has failed to effectively reserve the right of PubCo or Merger Sub to so amend, terminate or otherwise modify such PubCo Employee Plan. Neither PubCo nor Merger Sub has announced its intention to modify or terminate any PubCo Employee Plan or adopt any arrangement or program which, once established, would come within the definition of a PubCo Employee Plan. Each asset held under each PubCo Employee Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability.
(l)    Except as set forth in Section 4.17(l) of the PubCo Disclosure Schedule, no PubCo Employee Plan provides for medical or any other welfare benefits to any service provider beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement, or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. PubCo does not sponsor or maintain any self-funded medical or long-term disability employee benefit plan.
(m)    No PubCo Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.
(n)    The per share exercise price of each PubCo Option is no less than the fair market value of a share of PubCo Common Stock on the date of grant of such PubCo Option determined in a manner consistent with Section 409A of the Code. Each PubCo Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any PubCo Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(o)    PubCo is, and during the past three (3) years has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, restrictive covenants, meal and rest periods, immigration status, unemployment compensation, workers’ compensation, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to the employees of PubCo: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any arrears of wages, salaries, commissions, bonuses, fees, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no, and there have not been during the past three (3) years, actions, suits, claims or administrative matters pending or, to the Knowledge of PubCo, threatened or reasonably anticipated against PubCo relating to any employee, employment agreement or PubCo Employee Plan (other than routine claims for benefits). To the Knowledge of PubCo, there are no pending or threatened or reasonably anticipated claims or actions against PubCo under any workers’ compensation policy or long-term disability policy. PubCo is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.
(p)    PubCo has no material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages. PubCo has not taken any action which would constitute a “plant closing,” “business closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing, business closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. During the ninety (90) day period preceding the date hereof, no employee or Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to PubCo.
(q)    There is no, and there has not been during the past three (3) years, any Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of PubCo, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any PubCo Associate, including charges of Unfair Labor Practices or discrimination complaints.
(r)    Section 4.17(r) of the PubCo Disclosure Schedule identifies each employee of PubCo who is subject to a non-competition, non-solicitation, confidentiality and/or invention assignment agreement with PubCo and includes a form of each such agreement.
(s)    In the last five (5) years, no allegations of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation have been made with respect to any PubCo employee, officer, director, or independent contractor, and PubCo has not otherwise become aware of any such allegations. To the Knowledge of PubCo, there are no facts that would reasonably be expected to give rise to claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving PubCo or any of PubCo’s employees, officers, directors or independent contractors. PubCo has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation by an employee, contractor, director, officer or other Representative of PubCo.
(t)    The consummation of the transactions contemplated in this Agreement will not (i) entitle any employee, officer, director, independent contractor or other service provider of PubCo to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee, officer, director, independent contractor or other service provider, or (iii) entitle any such employee, officer, director, independent contractor or other service provider to terminate, shorten or otherwise change the terms of his or her employment or engagement with PubCo.
(u)    PubCo is and at all relevant times has been in compliance with (i) COVID-19 related Laws, standards, regulations, Orders and guidance (including relating to business reopening), including those issued and enforced by the Occupational Safety and Health Administration, the Centers for Disease Control, the Equal Employment Opportunity Commission, and any other Governmental Authority; (ii) the Families First Coronavirus Response Act (including with respect to eligibility for Tax credits under such Act) and any other applicable COVID-19 related leave Law, whether state, local or otherwise.
(v)    No PubCo Employee Plan provides for any Tax “gross-up” or similar “make-whole” payments.

(w)    Neither the execution and delivery of this Agreement, the shareholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of PubCo; (ii) further restrict any rights of PubCo to amend or terminate any PubCo Employee Plan; or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).
4.18    Environmental Matters. Since January 1, 2020, PubCo has complied with all applicable Environmental Laws, which compliance includes the possession by PubCo of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a PubCo Material Adverse Effect. PubCo has not received since January 1, 2020, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that PubCo is not in compliance with any Environmental Law, and, to the Knowledge of PubCo, there are no circumstances that may prevent or interfere with PubCo’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a PubCo Material Adverse Effect. To the Knowledge of PubCo: (i) no current or prior owner of any property leased or controlled by PubCo has received since January 1, 2020, any written notice or other communication relating to property owned or leased at any time by PubCo, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or PubCo is not in compliance with or violated any Environmental Law relating to such property; and (ii) PubCo has no material liability under any Environmental Law.
4.19    Insurance. PubCo has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of PubCo and Merger Sub. Each of such insurance policies is in full force and effect and PubCo and Merger Sub are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2020, PubCo has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of PubCo and Merger Sub has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against PubCo for which PubCo has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed PubCo of its intent to do so.
4.20    Transactions with Affiliates. Except as set forth in the PubCo SEC Documents filed prior to the date of this Agreement, since the date of PubCo’s last proxy statement filed in 2022 with the SEC, no event has occurred that would be required to be reported by PubCo pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section

4.20 of the PubCo Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of PubCo as of the date of this Agreement.
4.21    No Financial Advisors. Except as set forth on Section 4.21 of the PubCo Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of PubCo.
4.22    Valid Issuance. The PubCo Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
4.23    Privacy and Data Security. PubCo has complied with all applicable Privacy Laws and the applicable terms of any PubCo Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with PubCo in connection with the operation of PubCo’s business, in all material respects. PubCo has implemented and maintains reasonable Privacy Policies and to the best of its knowledge has complied with its Privacy Policies, in all material respects. As of the date hereof, no claims have been asserted or threatened against PubCo by any Person alleging a violation of Privacy Laws, Privacy Policies or the applicable terms of any PubCo Contracts relating to privacy, security, collection or use of Personal Information of any individuals. There have been no data security incidents, data breaches, ransomware attacks, or other adverse events or incidents related to Personal Information or PubCo data used, collected, handled, stored, processed, or otherwise in the custody or control of PubCo or, to the best of PubCo’s knowledge any service provider acting on behalf of PubCo. To the best of PubCo’s knowledge, the computer systems, software, hardware, and communication facilities used by PubCo (i) have not experienced any material disruption, interruption, outage, or continued substandard performance; (ii) do not contain any bugs and other defects, disabling codes or instructions or any “back door”, “time bomb”, “Trojan horse”, “worm”, “drop dead device”, “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure; and (iii) are in good working order and are sufficient for the operation of the business of PubCo as currently conducted.
4.24    Shell Company Status. PubCo is not an issuer identified in Rule 144(i)(1)(i) of the Securities Act.
4.25    Anti-Bribery. Neither PubCo nor any of its directors, officers, employees or, to the Knowledge of PubCo, agents or any other Person acting on its behalf has directly or indirectly made any bribes, rebates, payoffs, influence payments, kickbacks, illegal payments, illegal political contributions, or other payments, in the form of cash, gifts or otherwise, or taken any other action, in violation of Anti-Bribery Laws. PubCo is not or has not been the subject of any investigation or inquiry by any Governmental Authority with respect to potential violations of Anti-Bribery Laws.

4.26    No Ownership of the Company Stock. PubCo does not own any shares of the Company Stock or any other securities convertible into or otherwise exercisable to acquire shares of the Company Stock.
4.27    Opinion of Financial Advisor. The PubCo Transaction Committee has received an opinion of Ladenburg Thalmann & Co. Inc., (“Ladenburg”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications, limitations and other matters considered by Ladenburg in connection with the preparation thereof, the Exchange Ratio provided for in the Merger pursuant to this Agreement was fair, from a financial point of view, to PubCo as of the date of the opinion. It is agreed and understood that such opinion is for the benefit of the PubCo Transaction Committee and may not be relied upon by the Company.
4.28    Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions, has engaged in no other business activities, has no liabilities (other than transaction expenses incurred in connection with the Contemplated Transactions) and has conducted its operations only as contemplated hereby.
4.29    No Other Representations or Warranties. PubCo hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any other person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to PubCo, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of PubCo, Merger Sub or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).
Section 5.    Certain Covenants of the Parties.
5.1    Operation of PubCo’s Business.
(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the PubCo Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (“COVID-19 Measures”), (v) any action taken or not taken by PubCo or Merger Sub in good faith to respond to the actual or anticipated effect on PubCo or Merger Sub of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), PubCo shall, and shall cause Merger Sub to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business.

(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the PubCo Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any action taken or not taken by PubCo or Merger Sub in good faith to respond to the actual or anticipated effect on PubCo or Merger Sub of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, PubCo shall not:
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of PubCo to its parent) or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (other than acquisitions of shares of PubCo Common Stock in satisfaction by holders of PubCo Options and PubCo RSU Awards of the applicable exercise price and/or withholding Taxes, in each case in accordance with the terms of the PubCo 2018 Plan);
(ii)    except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of PubCo (except for shares of outstanding PubCo Common Stock issued upon the valid exercise of PubCo Options or PubCo RSU Awards), (B) any option, warrant or right to acquire any capital stock or any other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security of PubCo;
(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)    (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $25,000;
(vi)    (A) adopt, establish or enter into any PubCo Employee Plan, (B) cause or permit any PubCo Employee Plan to be amended other than as required by Law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any PubCo Employee Plan in effect as of the date of this Agreement), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, or consultants or employees, or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;
(vii)    acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except disposition of tangible assets in the Ordinary Course of Business;
(viii)    make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;
(ix)    enter into, amend or terminate any PubCo Material Contract;
(x)    delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;
(xi)    forgive any loans to any Person, including its employees, officers, directors or Affiliate;
(xii)    other than the incurrence or payment of PubCo Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside of the Ordinary Course of Business;
(xiii)    sell, assign, transfer, license, sublicense or otherwise dispose of any material PubCo IP Rights;
(xiv)    either solely or in collaboration with any third party, directly or indirectly, commence, enter, join, revive, solicit, or otherwise get engaged in, any clinical trial;
(xv)    other than as required by Law or GAAP, take any action to change accounting policies or procedure;
(xvi)    initiate or settle any Legal Proceeding; or
(xvii)    agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of PubCo prior to the Effective Time. Prior to the Effective Time, PubCo shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

5.2    Operation of the Company’s Business.
(a)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law, (iii) as required to comply with any COVID-19 Measures, (iv) any action taken or not taken by the Company in good faith to respond to the actual or anticipated effect on the Company of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) unless PubCo shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business.
(b)    Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required to comply with any COVID-19 Measures, (v) any action taken or not taken by the Company in good faith to respond to the actual or anticipated effect on the Company of COVID-19 or the COVID-19 Measures, including changes in relationships with officers, employees, agents, independent contractors, suppliers, customers and other business partners, or (vi) with the prior written consent of PubCo (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not do any of the following:
(i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent) or repurchase, redeem or otherwise reacquire any shares of Company Common Stock or other securities (except as contemplated by that certain letter regarding buy back rights dated November 2, 2018 between the Company and TEP Biotech, LLC, or for shares of Company Common Stock from terminated employees, directors or consultants of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Company, other than acquisitions of shares of Company Common Stock in satisfaction by holders of Company Options of the applicable exercise price and/or withholding Taxes, in each case in accordance with the terms of the Company Plan);
(ii)    except as required to give effect to anything in contemplation of the Closing or as set forth on Schedule 3.6 of the Company Disclosure Schedules, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iii)    sell, issue, grant, pledge or otherwise dispose of or encumber or authorize any of the foregoing actions with respect to: (A) any capital stock or other security of the Company (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire any capital stock or any other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company, except that the Company may enter into an agreement related to the Bridge Loan and the Securities Purchase Agreement;
(iv)    form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v)    (v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others, or (D) make any capital expenditure or commitment in excess of $25,000;
(vi)    other than in the Ordinary Course of Business: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by Law, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Company Employee Plan in effect as of the date of this Agreement), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, consultants or employees, or (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants;
(vii)    acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business or as contemplated by that certain letter of intent dated January 21, 2022 related to certain assets of Sublimity Therapeutics HoldCo Limited, Sublimity Therapeutics Limited, and Sublimity Limited;
(viii)    make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return or adopt or change any material accounting method in respect of Taxes;
(ix)    enter into, amend or terminate any Company Material Contract, other than in the Ordinary Course of Business;
(x)    other than the incurrence or payment of Company Transaction Expenses, make any expenditures, incur any Liabilities or discharge or satisfy any Liabilities, in each case, outside the Ordinary Course of Business;
(xi)    (A) materially change pricing or royalties or other payments set or charged by Company to its customers or licensees, or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Company; or
(xii)    agree, resolve or commit to do any of the foregoing.

5.3    Access and Investigation.
(a)    Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, PubCo, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request; (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief executive officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary; and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either PubCo or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.
(b)    Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to (i) waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such Party’s confidentiality obligations to a third party; provided, that such Party or its Subsidiary (1) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (2) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (3) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver, and (4) in the case of subsection (iii) above, upon the other Party’s reasonable request, such Party shall use its reasonable efforts to obtain such third party’s consent to permit such other Party access to such information, subject to appropriate confidentiality protections.
5.4    No Solicitation.
(a)    Each of PubCo and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, or (vii) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company, or the Required PubCo Stockholder Vote in the case of PubCo), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to constitute a violation of the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement, and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.
(b)    If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.
(c)    Each Party shall immediately (i) cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement, and (ii) request the destruction or return of any nonpublic information provided to such Person as soon as practicable after the date of this Agreement.

5.5    Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and PubCo, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement, or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 and Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the PubCo Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Sections 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.
Section 6.    Additional Agreements of the Parties.
6.1    Registration Statement; Proxy Statement.
(a)    As promptly as practicable after the date of this Agreement, (i) PubCo, in cooperation with the Company, shall prepare and file with the SEC a proxy statement relating to the PubCo Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) PubCo, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the issuance of the shares of PubCo Common Stock to be issued by virtue of the Merger. PubCo shall use its commercially reasonable efforts to (i) cause the Registration Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement, and (iv) have the Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. PubCo shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of PubCo Common Stock pursuant to the Merger. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.
(b)    PubCo covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the

Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to PubCo for inclusion in the Registration Statement (including the Company Financials) will not, at the Applicable Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information not misleading. Notwithstanding the foregoing, (i) PubCo makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or any of their Representatives for inclusion therein, and (ii) the Company makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by PubCo or any of their Representatives for inclusion therein.
(c)    PubCo shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to PubCo’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.
(d)    If at any time before the Effective Time (i) any Party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement; then in each such case such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in filing such amendment or supplement with the SEC (and, if related to the Proxy Statement, mailing such amendment or supplement to the PubCo stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their reasonable best efforts to cause any such amendment to become effective, if required. PubCo shall promptly notify the Company once it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the PubCo Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or (3) any Order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all Orders of the SEC relating to the Registration Statement. PubCo shall promptly provide the Proxy Statement, as amended or supplemented from time to time, to the Company for use in connection with the Company Stockholder Written Consent.
(e)    Without limiting the Company’s obligation in Section 6.1(a), the Company will use commercially reasonable efforts to cause to be delivered to PubCo a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement becomes effective (and reasonably satisfactory in form and substance to PubCo), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
(f)    The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Registration Statement will be made by PubCo, and no filing of, or amendment or supplement to, the Proxy Statement will be made by PubCo, in each case, without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.
(g)    As promptly as reasonably practicable following the date of this Agreement the Company will (i) use commercially reasonable efforts to furnish to PubCo audited financial statements for each of its fiscal years required to be included in the Proxy Statement and the Registration Statement, and (ii) furnish to PubCo unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.
(h)    Prior to the filing of the Registration Statement, the Parties shall use their respective reasonable best efforts to executive and deliver to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (“Mintz Levin”) the applicable “Tax Representation Letters” referenced in Section 6.12(c). Following the delivery of the Tax Representation Letters pursuant to the preceding sentence, the Company shall use its reasonable best efforts to cause Mintz Levin to deliver to the Company a Tax opinion satisfying the requirements of Item 601 of Regulation S-K as promulgated under the Securities Act. In rendering such opinion, Mintz Levin shall be entitled to rely on the Tax Representation Letters referenced in this Section 6.1(h) and Section 6.12(c).
(i)    PubCo and the Company shall mutually agree on the form and substance of a press release setting forth the anticipated Exchange Ratio as of the anticipated Closing Date, which the Parties shall cause to be publicly disclosed (and which PubCo shall file on Form 8-K) as early as practicable prior to the PubCo Stockholder Meeting (and in no event shall this delay or cause the postponement of such meeting under any applicable law).
6.2    Company Stockholder Written Consent.

(a)    Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than five (5) Business Days thereafter, the Company shall use commercially reasonable efforts to obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL and Chapter 13 of the CGCL, copies of which will be attached thereto, and that such stockholder has received and read a copy of Section 262 of the DGCL and Chapter 13 of the CGCL, and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL and the CGCL. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.
(b)    Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the Company’s Organization Documents, and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL and the CGCL, along with such other information as is required thereunder and pursuant to applicable Law. All materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 6.2(b) shall be subject to PubCo’s advance review and reasonable approval.
(c)    The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”), and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not propose to withdraw or modify the Company Board Recommendation) in a manner adverse to PubCo, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to PubCo or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d)    Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside financial advisors and outside legal counsel, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to PubCo (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with PubCo in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after PubCo shall have delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) PubCo receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least five (5) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and a summary of the material terms and conditions as well as written copies of the Acquisition Proposal, any other documents and correspondence and proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, PubCo shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with PubCo in good faith (to the extent PubCo desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer, and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide PubCo with notice of such material amendment (as well as the information set forth in clause (x)) and the Notice Period shall be extended, if applicable, to ensure that at least four (4) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).

(e)    The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.
6.3    PubCo Stockholder Meeting.
(a)    PubCo shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of PubCo Common Stock to consider and vote to approve this Agreement and the Contemplated Transactions, including (i) the issuance of PubCo Common Stock that represent (or are convertible into or exercisable for) more than twenty percent (20%) of the shares of PubCo Common Stock outstanding immediately prior to the Merger to the Company stockholders in connection with the Contemplated Transactions and the change of control of PubCo resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules, (ii) an amendment to PubCo’s certificate of incorporation to effect the PubCo Reverse Stock Split in accordance with the terms of this Agreement, and (iii) increase the number of shares of PubCo Common Stock available under it Equity Incentive Plan to 6,500,000 (collectively, the “PubCo Stockholder Matters” (the matters contemplated by the clauses 6.3(a)(i), (ii) and (iii) are referred to as the “Closing PubCo Stockholder Matters” and such meeting, the “PubCo Stockholder Meeting”). The PubCo Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. PubCo and the Company shall mutually agree upon the record date for the PubCo Stockholder Meeting. PubCo shall take reasonable measures to ensure that all proxies solicited in connection with the PubCo Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the PubCo Stockholder Meeting, or a date preceding the date on which the PubCo Stockholder Meeting is scheduled, PubCo reasonably believes that (i) it will not receive proxies sufficient to obtain the Required PubCo Stockholder Vote, whether or not a quorum would be present, or (ii) it will not have sufficient shares of PubCo Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the PubCo Stockholder Meeting, PubCo may postpone or adjourn, or make one or more successive postponements or adjournments of, the PubCo Stockholder Meeting as long as the date of the PubCo Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 days in connection with any postponements or adjournments.
(b)    PubCo agrees that, subject to Section 6.3(c): (i) the PubCo Board shall recommend that the holders of PubCo Common Stock vote to approve the PubCo Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the time frame set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the PubCo Board recommends that PubCo’s stockholders vote to approve the PubCo Stockholder Matters (the recommendation of the PubCo Board being referred to as the “PubCo Board Recommendation”), and (iii) the PubCo Board Recommendation shall not be withheld, amended, withdrawn or modified (and the PubCo Board shall not propose to withhold, amend, withdraw or modify the PubCo Board Recommendation) in a manner adverse to the Company, and no resolution by the PubCo Board or any committee thereof to withdraw or modify the PubCo Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “PubCo Board Adverse Recommendation Change”).
(c)    Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, at any time prior to the approval of PubCo Stockholder Matters by the Required PubCo Stockholder Vote, PubCo receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a material breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside financial advisors and outside legal counsel, the PubCo Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer, the PubCo Board may make a PubCo Board Adverse Recommendation Change if, but only if, following the receipt of and on account of such Superior Offer, (i) the PubCo Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law, (ii) PubCo has, and has caused its financial advisors and outside legal counsel to, during the PubCo Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if after the Company shall have delivered to PubCo a written offer to alter the terms or conditions of this Agreement during the PubCo Notice Period, the PubCo Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the PubCo Board Recommendation would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from PubCo confirming that the PubCo Board has determined to change its recommendation at least five (5) Business Days in advance of the PubCo Board Adverse Recommendation Change (the “PubCo Notice Period”), which notice shall include a description in reasonable detail of the reasons for such PubCo Board Adverse Recommendation Change, and a summary of the material terms and conditions as well as written copies of the Acquisition Proposal, any other documents and correspondence and proposed transaction agreements with any party making a potential Superior Offer, (y) during any Notice Period, the Company shall be entitled to deliver to PubCo one or more counterproposals to such Acquisition Proposal and PubCo will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer, and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that PubCo stockholders would receive as a result of such potential Superior Offer), PubCo shall be required to provide the Company with notice of such material amendment (as well as the information set forth in clause (x)) and the PubCo Notice Period shall be extended, if applicable, to ensure that at least four (4) Business Days remain in the PubCo Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the PubCo Board shall not make a PubCo Board Adverse Recommendation Change prior to the end of such PubCo Notice Period as so extended (it being understood that there may be multiple extensions).
(d)    PubCo’s obligation to call, give notice of and hold the PubCo Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the PubCo Board Recommendation or any other PubCo Board Adverse Recommendation Change.
(e)    Nothing contained in this Agreement shall prohibit PubCo or the PubCo Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by PubCo or the PubCo Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that PubCo is unable to take a position with respect to the bidder’s tender offer unless the PubCo Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to constitute a violation of its fiduciary duties under applicable Law.
6.4    Efforts; Regulatory Approvals.
(a)    The Parties shall use commercially reasonable efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect (which, with respect to Consents from non-Governmental Authorities, shall be limited to the Consents set forth on Schedule 6.4), (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions, and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.
(b)    Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. The Company and PubCo shall promptly notify the other and respond as promptly as is practicable to respond in compliance with: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Authority in connection with antitrust or competition matters.
6.5    Company Options and Company Warrants.

(a)    Subject to Section 6.5(c), at the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time under the Company Plan, whether or not vested, without any action on the part of the holder thereof, shall be converted into and become an option to purchase PubCo Common Stock, and PubCo shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock subject to Company Options assumed by PubCo shall at the Effective Time be converted into rights with respect to PubCo Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by PubCo may be exercised solely for shares of PubCo Common Stock, (ii) the number of shares of PubCo Common Stock subject to each Company Option assumed by PubCo shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of PubCo Common Stock, (iii) the per share exercise price for the PubCo Common Stock issuable upon exercise of each Company Option assumed by PubCo shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent, and (iv) any restriction on the exercise of any Company Option assumed by PubCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, such Company Option assumed by PubCo in accordance with this Section 6.5(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to PubCo Common Stock subsequent to the Effective Time, and (B) the PubCo Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by PubCo after the Effective Time. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of PubCo Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.
(b)    PubCo shall file with the SEC, as soon as reasonably practicable after the Effective Time, a registration statement on Form S-8 relating to the shares of PubCo Common Stock issuable with respect to Company Options assumed by PubCo in accordance with Section 6.5(a) to the extent such shares are eligible to be registered on Form S-8.
(c)    Prior to the Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 6.5 (including, but not limited to, the waiver of any provisions providing for accelerated vesting by reason of the transactions contemplated hereby) and to ensure that, from and after the

Effective Time, holders of Company Options, Company Warrants and Company Restricted Stock Awards have no rights with respect thereto other than those specifically provided in this Section 6.5.
(d)    At the Effective Time, all rights with respect to Company Common Stock under Company Warrants shall be converted into rights with respect to PubCo Common Stock and thereupon assumed by PubCo. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by PubCo may be exercised solely for shares of PubCo Common Stock; (ii) the number of shares of PubCo Common Stock subject to each Company Warrant assumed by PubCo shall be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of PubCo Common Stock; (iii) the per share exercise price for the PubCo Common Stock issuable upon exercise of each Company Warrant assumed by PubCo shall be determined by dividing (x) the exercise price per share of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by PubCo shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Warrant, such Company Warrant assumed by PubCo in accordance with this Section 6.5(d) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to PubCo Common Stock subsequent to the Effective Time; and (B) the PubCo Board or a committee thereof shall succeed to the authority and responsibility, if any, of the Company Board or any committee thereof with respect to each Company Warrant assumed by PubCo.
(e)    At the Effective Time, all rights with respect to Company Common Stock under Company Restricted Stock Awards shall be converted into rights with respect to PubCo Common Stock and thereupon assumed by PubCo. Accordingly, from and after the Effective Time: (i) the number of shares of PubCo Common Stock subject to each Company Restricted Stock Award assumed by PubCo shall be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Company Restricted Stock Award, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of PubCo Common Stock; and (ii) the term, exercisability, vesting schedule and other provisions of such Company Restricted Stock Award shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Restricted Stock Award, such Company Restricted Stock Award assumed by PubCo in accordance with this Section 6.5(e) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to PubCo Common Stock subsequent to the Effective Time; and (B) the PubCo Board or a committee thereof shall succeed to the authority and responsibility, if any, of the Company Board or any committee thereof with respect to each Company Restricted Stock Award assumed by PubCo.
6.6    PubCo Options. Prior to the Closing, the PubCo Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate, including using commercially reasonable efforts to obtain any necessary consent from the holder of a PubCo Option, to provide the following:
(a)    each vested, unexpired and unexercised PubCo Option shall continue to remain outstanding after the Effective Time in accordance with its terms; and
(b)    each unvested, unexpired and unexercised PubCo Option shall be canceled for no consideration.
6.7    Employee Benefits. PubCo and the Company shall cause PubCo to comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(e) of the PubCo Disclosure Schedule, subject to the provisions of such agreements.
6.8    PubCo RSU Awards. Prior to the Closing, the PubCo Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (i) the vesting of each outstanding and unvested PubCo RSU Award shall be accelerated in full effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing, and (ii) for each outstanding and unsettled PubCo RSU Award (including any PubCo RSU Award accelerated under clause (i) of this Section 6.8) the holder thereof shall receive, immediately prior to the Effective Time, cash in an amount equal to the aggregate value of the number of shares of PubCo Common Stock such holder would have received had the PubCo RSU Award been settled in PubCo Common Stock.
6.9    Indemnification of Officers and Directors.
(a)    The provisions of the PubCo’s Organizational Documents and PubCo Indemnification Agreements entered between PubCo and its officer and directors (“D&O Indemnified Parties”) with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of PubCo that are presently set forth in PubCo’s Organizational Documents and PubCo Indemnification Agreements shall not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of PubCo, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and PubCo shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of PubCo.
(b)    From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified

Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time, and (ii) PubCo shall fulfill and honor in all respects the obligations of PubCo to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under PubCo’s Organizational Documents and pursuant to any indemnification agreements between PubCo and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.
(c)    PubCo shall purchase, prior to the Effective Time, a six-year prepaid “D&O Tail Policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of PubCo’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under PubCo’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of PubCo by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Contemplated Transactions or in connection with PubCo’s initial public offering of shares of PubCo Common Stock). Notwithstanding the foregoing, in satisfying its obligation under this Section 6.8(c), PubCo shall not be obligated to pay a one-time premium in excess of $2,500,000 (the “Current Premium”); provided, however, that the D&O Tail Policy shall be as set forth on Schedule 6.9(c); provided, further, that, if the one-time premium for the D&O Tail Policy exceeds the amount contemplated above, PubCo shall obtain a D&O Tail Policy with the greatest coverage available that is consistent with the first sentence of this paragraph (c) for a cost not exceeding the amount contemplated above.
(d)    The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of PubCo and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.
(e)    In the event PubCo or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of PubCo or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.8. PubCo shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.8.
6.10    Disclosure. The Parties shall agree to the text of any initial press release and PubCo’s Form 8-K announcing the execution and delivery of this Agreement without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and PubCo may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, as well as announcements to employees, consultants, vendors and suppliers, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or PubCo in compliance with this Section 6.10. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal, PubCo Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to PubCo only, pursuant to Section 6.3(e).
6.11    Listing. At or prior to the Effective Time, PubCo shall use its reasonable best efforts (a) to maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of PubCo Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance), (c) prepare and timely submit to Nasdaq a notification form for the PubCo Reverse Stock Split and to submit a copy of the amendment to PubCo’s certificate of incorporation effecting the PubCo Reverse Stock Split, certificated by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date, and (d) to the extent required by Nasdaq Marketplace Rule 5110, file (or, at the Company’s request, to assist the Company in preparing and filing) an initial listing application for the PubCo Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Company agrees to pay the Nasdaq fees associated with any action contemplated by this Section 6.11. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.11.
6.12    Tax Matters.
(a)    The Parties shall treat and shall not take any Tax reporting position inconsistent with the Intended Tax Treatment (including not filing any U.S. federal, state or local

Tax Return in a manner that is inconsistent with the Intended Tax Treatment, preparing and filing all income Tax Returns in accordance with the Intended Tax Treatment, and not taking any position inconsistent with the Intended Tax Treatment in the course of any audit, litigation or other Legal Proceeding), unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)    The Parties shall (and shall cause their Affiliates to) use their respective reasonable best efforts to cause the Merger and the Contemplated Transactions to qualify, and refrain from taking any action that would reasonably be expected to prevent or impede the Merger and the Contemplated Transactions from qualifying, for the Intended Tax Treatment.
(c)    PubCo, Merger Sub, and the Company shall each use its reasonable best efforts to deliver to Mintz, Levin, as counsel to Company, representation letters, dated as of the date of the Tax opinion referenced in Section 6.1(h) and signed by an officer of PubCo, Merger Sub, and the Company, as applicable, containing such representations as shall be reasonably necessary or appropriate to enable Mintz Levin to render such tax opinion as may be required to satisfy the requirements of Item 601 of Regulation S-K as promulgated under the Securities Act (the “Tax Representation Letters”).
6.13    Legends. PubCo shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of PubCo Common Stock to be received in the Merger by equity holders of the Company who may be considered “affiliates” of PubCo for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for PubCo Common Stock.
6.14    Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use reasonable best efforts and take all necessary action so that the Persons listed in Schedule 6.14 are elected or appointed, as applicable, to the positions of officers and directors of PubCo and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed in Schedule 6.14 is unable or unwilling to serve as officer or director of PubCo or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Schedule 6.14) shall designate a successor.
6.15    Termination of Certain Agreements and Rights. Each of PubCo and the Company shall cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either PubCo or the Company and any holders of PubCo Common Stock or Company Common Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of PubCo or the Surviving Corporation.
6.16    Section 16 Matters. Prior to the Effective Time, PubCo shall take all such steps as may be required to cause any acquisitions of PubCo Common Stock and any options to purchase PubCo Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PubCo, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.17    Allocation Certificates.
(a)    The Company will prepare and deliver to PubCo at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer of the Company in a form reasonably acceptable to PubCo setting forth (as of immediately prior to the Effective Time) (i) each holder of Company Common Stock, Company Options, Company Restricted Stock Awards or Company Warrants, (ii) such holder’s name and address, (iii) the number and type of Company Common Stock held and/or underlying the Company Options, Company Restricted Stock Awards or Company Warrants as of the Closing Date for each such holder, and (iv) the number of shares of PubCo Common Stock to be issued to such holder, or to underlie any PubCo Option or PubCo Warrant to be issued to such holder, pursuant to this Agreement in respect of the Company Common Stock, Company Options, Company Restricted Stock Awards or Company Warrant held by such holder as of immediately prior to the Effective Time (the “Company Allocation Certificate”).
(b)    PubCo will prepare and deliver to the Company at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Executive Officer of PubCo in a form reasonably acceptable to the Company, setting forth, as of immediately prior to the Effective Time (and giving effect to Section 6.6 hereof and the PubCo Reverse Stock Split): (i) each record holder of PubCo Common Stock, PubCo Options, PubCo Warrants and PubCo RSU Awards, (ii) the number and type of PubCo Capital Stock held and/or underlying the PubCo Options or PubCo Warrants as of the Closing Date for each such holder, (iii) such record holder’s name and address, and (iv) the number of shares of PubCo Common Stock held and/or underlying the PubCo Options, PubCo Warrants and PubCo RSU Awards as of the Effective Time for such holder (the “PubCo Allocation Certificate”).
6.18    PubCo Reverse Stock Split. PubCo shall submit to PubCo’s stockholders at the PubCo Stockholder Meeting a proposal to approve and adopt an amendment to PubCo’s certificate of incorporation to authorize the PubCo Board to effect a reverse stock split of all outstanding shares of PubCo Common Stock at a reverse stock split ratio in the range mutually agreed to by the Company and PubCo (the “PubCo Reverse Stock Split”), and shall take such other actions as shall be reasonably necessary to effectuate the PubCo Reverse Stock Split.
6.19    Takeover Statutes. If any takeover statute is or may become applicable to the Contemplated Transactions, each of the Company, the Company Board, PubCo and the PubCo Board, as applicable, shall grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Contemplated Transactions.
6.20    PubCo SEC Documents. From the date of this Agreement to the Effective Time, PubCo shall timely file with the SEC all registration statements, proxy statements,

Certifications, reports, schedules, exhibits, forms and other documents required to be filed by PubCo or its officers with the SEC required to be filed by it under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by PubCo with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
6.21    Post-Closing Investment. The Company shall use commercially reasonable efforts to execute a Securities Purchase Agreement among the Company and the Persons named therein (representing an aggregate commitment no less than the Post-Closing Investment Amount), pursuant to which such Persons will have agreed to purchase the number of shares of Surviving Corporation capital stock set forth therein.
6.22    Obligations of Merger Sub. PubCo will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.
6.23    Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 7.    Conditions Precedent to Obligations of Each Party.
The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
7.1    Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of PubCo Common Stock constituting Merger Consideration shall have been complied with and no stop order (or similar order) shall have been issued or threatened in writing in respect of any shares of PubCo Common Stock constituting Merger Consideration by any applicable state securities commissioner or court of competent jurisdiction.

7.2    No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
7.3    Stockholder Approval. (a) PubCo shall have obtained the Required PubCo Stockholder Vote for the Closing PubCo Stockholder Matters, and (b) the Company shall have obtained the Required Company Stockholder Vote.
7.4    Listing. The approval of the listing of the additional shares of PubCo Common Stock on Nasdaq shall have been obtained and the shares of PubCo Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.
Section 8.    Additional Conditions Precedent to Obligations of PubCo and Merger Sub.
The obligations of PubCo and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by PubCo, at or prior to the Closing, of each of the following conditions:
8.1    Accuracy of Representations. The Company Fundamental Representations and Company Capitalization Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). Notwithstanding the foregoing, the Company may increase its total number of authorized shares to 120,000,000 in connection with the Company Financing and the Company’s Capitalization Representation in Section 3.6(a) shall be deemed to be true and correct in all material respects as of the Closing Date. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded unless waived by PubCo).

8.2    Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.
8.3    Closing Certificate. PubCo shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2 and 8.6 have been duly satisfied, and (b) that the information set forth in the Company Allocation Certificate delivered by the Company in accordance with Section 6.17 is true and accurate in all respects as of the Closing Date.
8.4    FIRPTA Certificate. PubCo shall have received (i) an original signed statement from the Company that the Company is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) an original signed notice to be delivered to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for PubCo to deliver such notice to the IRS on behalf of the Company following the Closing, each dated as of the Closing Date, duly executed by an authorized officer of the Company.
8.5    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
8.6    Company Lock-Up Agreements. The Lock-Up Agreements entered into by the officers, directors and stockholders of the Company listed on Section B of the Company Disclosure Schedule will continue to be in full force and effect as of immediately following the Effective Time and the Company agrees to not terminate or amend such Lock-Up Agreements, except to the extent necessary to comply with Nasdaq rules and regulations.
8.7    Termination of Investor Agreements. Except as set forth on Schedule 8.7, the Investor Agreements shall have been terminated.
8.8    Chief Financial Officer. The Company and/or the Surviving Corporation, as applicable, shall have entered into an employment arrangement with a chief financial officer on terms and conditions acceptable to both the Company and PubCo.
Section 9.    Additional Conditions Precedent to Obligation of the Company.
The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
9.1    Accuracy of Representations. Each of the PubCo Fundamental Representations and PubCo Capitalization Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The representations and warranties of PubCo and Merger Sub contained in this Agreement (other than the PubCo Fundamental Representations and the PubCo Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a PubCo Material Adverse Effect (without giving effect to any references therein to any PubCo Material Adverse Effect or other materiality qualifications), or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the PubCo Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
9.2    Performance of Covenants. PubCo and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.
9.3    Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a)    (a) a certificate executed by the Chief Executive Officer of PubCo confirming that (i) the conditions set forth in Sections 9.1, 9.2, and 9.4 have been duly satisfied and (ii) the information set forth in the PubCo Allocation Certificate delivered by the Company in accordance with Section 6.17 is true and accurate in all respects as of the Closing Date;
(b)    the PubCo Net Cash Schedule; and
(c)    written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of PubCo who are not to continue as officers or directors of PubCo pursuant to Section 6.14 hereof.
9.4    No PubCo Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any PubCo Material Adverse Effect that is continuing.
9.5    Net Cash. PubCo’s Net Cash at Closing shall not exceed negative $4,000,000.
9.6    PubCo Lock-Up Agreements. The Lock-Up Agreements entered into by the officers and directors of PubCo set forth on Section B of the PubCo Disclosure Schedule will continue to be in full force and effect as of immediately following the Effective Time.
9.7    Listing. The existing shares of PubCo Common Stock shall have been continually listed on Nasdaq as of and from the date of this Agreement through the Closing Date.

9.8    Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of PubCo shall have failed to provide, with respect to any SEC Document filed (or required to be filed) by PubCo with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. § 1350.
9.9    Termination of PubCo Material Contracts. The PubCo Material Contracts set forth on Section 9.9 of the PubCo Disclosure Schedule shall have been terminated prior to the Effective Time and PubCo shall provide the Company written evidence that the PubCo Material Contracts have been terminated.
9.10    Charter Amendment. PubCo shall have filed the amendment to its certificate of incorporation contemplated by Section 2.4(b), and timely submitted a certified copy of the same to Nasdaq in accordance with Nasdaq’s Marketplace Rules.
9.11    D&O Policy. The directors’ and officers’ liability insurance policies contemplated by Section 6.9 shall have been obtained and in full force and effect concurrent with the Closing.
9.12    Exchange Agent Agreement. PubCo shall have entered into an exchange agent agreement with the Exchange Agent pertaining to the exchange of shares of Company Common Stock for shares of PubCo Common Stock as contemplated hereby, including a form of letter of transmittal, in form and substance reasonably satisfactory to the Company.
Section 10.    Termination.
10.1    Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the PubCo Stockholder Matters by PubCo’s stockholders, unless otherwise specified below):
(a)    by mutual written consent of PubCo and the Company;
(b)    by either PubCo or the Company if the Merger shall not have been consummated by seven (7) months following the execution of this Agreement by the Parties (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or PubCo if such Party’s action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is 60 days prior to the End Date, then either the Company or PubCo shall be entitled to extend the End Date for an additional 60 days; provided, further, however, that, in the event an adjournment or postponement of the PubCo Stockholder Meeting has occurred as permitted pursuant to Section 6.3 and such adjournment or postponement continues through the End Date, then the End Date shall automatically extend until the date that is ten (10) calendar days following such adjournment or postponement

(c)    by either PubCo or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d)    by PubCo if the Required Company Stockholder Vote shall not have been obtained within ten (10) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, PubCo may not terminate this Agreement pursuant to this Section 10.1(d);
(e)    by either PubCo or the Company if (i) the PubCo Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and PubCo’s stockholders shall have taken a final vote on the PubCo Stockholder Matters, and (ii) the Closing PubCo Stockholder Matters shall not have been approved at the PubCo Stockholder Meeting (or at any adjournment or postponement thereof) by the Required PubCo Stockholder Vote; provided, however, that PubCo shall act in good faith and shall use commercially reasonable efforts in order to obtain the Required PubCo Stockholder Vote; provided, further, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to PubCo where the failure to obtain the Required PubCo Stockholder Vote for the Closing PubCo Stockholder Matters shall have been caused by the action or failure to act of PubCo and such action or failure to act constitutes a material breach by PubCo of this Agreement;
(f)    by the Company (at any time prior to the approval of the PubCo Stockholder Matters by the Required PubCo Stockholder Vote) if a PubCo Triggering Event shall have occurred;
(g)    by PubCo (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;
(h)    by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by PubCo or Merger Sub or if any representation or warranty of PubCo or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, further, that if such inaccuracy in PubCo’s or Merger Sub’s representations and warranties or breach by PubCo or Merger Sub is curable by PubCo or Merger Sub, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to PubCo or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) PubCo or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to PubCo or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by PubCo or Merger Sub is cured prior to such termination becoming effective);
(i)    by PubCo, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that PubCo is not then in material breach of any representation, warranty, covenant or agreement under this Agreement such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from PubCo to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i), and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from PubCo to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(j)    by PubCo (at any time prior to the approval of the PubCo Stockholder Matters by the Required PubCo Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(j), upon the PubCo Board authorizing PubCo to enter into a Permitted Alternative Agreement; provided, however, that PubCo shall not enter into any Permitted Alternative Agreement unless: (i) the Company shall have received written notice from PubCo of PubCo’s intention to enter into such Permitted Alternative Agreement at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) PubCo shall have complied with its obligations under Section 5.4 and Section 6.3, (iii) the PubCo Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, and (iv) PubCo shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(c).
(k)    by the Company (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(k), upon the Company Board authorizing the Company to enter into a Permitted Alternative Agreement; provided, however, that the Company shall not enter into any Permitted Alternative Agreement unless: (i) PubCo shall have received written notice from the Company of the Company’s intention to enter into such Permitted Alternative Agreement at least five (5) Business Days in advance, with such notice describing in reasonable detail the reasons for such intention as well as the material terms and conditions of such Permitted Alternative Agreement, including the identity of the counterparty together with copies of the then current draft of such Permitted Alternative Agreement and any other related principal transaction documents, (ii) the Company shall have complied with its obligations under Section 5.4 and Section 6.2, (iii) the Company Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, and (iv) the Company shall concurrently pay to PubCo the PubCo Termination Fee in accordance with Section 10.3(e).
The Party desiring to terminate this Agreement pursuant to this Section 10 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.
10.2    Effect of Termination. In the event of the termination of this Agreement as provided in Section 10, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 6.12, Section 10.3, and Section 11 (and the related definitions of the defined terms in such sections) shall survive the termination of this Agreement and shall remain in full force and effect, (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement, and (c) no termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, which obligations shall survive termination of this Agreement in accordance with their terms. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.
10.3    Expenses; Termination Fees.
(a)    Except as set forth in this Section 10.3, Section 6.11 and Section 6.12, (i) all PubCo Transaction Expenses shall be paid by PubCo, or (ii) all Company Transaction Expenses shall be paid by Company, and all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.
(b)    If this Agreement is terminated by (i) the Company pursuant to Section 10.1(f) or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 10.1(f), then PubCo shall pay to the Company, within five (5) Business Days of such termination, a nonrefundable fee in an amount equal to $2,000,000 (the “Company Termination Fee”), or (ii) PubCo pursuant to Section 10.1(j), then PubCo shall pay to the Company, concurrent with such termination, the Company Termination

Fee, or (iii) PubCo pursuant to Section 10.1(g) or at the time this Agreement is terminated, PubCo had the right to terminate this Agreement pursuant to Section 10.1(g), then Company shall pay to PubCo, within five (5) Business Days of such termination, a nonrefundable fee in an amount equal to $2,000,000 (the “PubCo Termination Fee”), or (iv) the Company pursuant to Section 10.1(k) then Company shall pay to PubCo, concurrent with such termination, the PubCo Termination Fee.
(c)    If this Agreement is terminated by the Company as a result of the occurrence of the events contained both in, Section 10.1(f) and Section 10.1(h), PubCo shall in addition to any applicable required payment of the Company Termination Fee, reimburse the Company for all reasonable out-of-pocket fees, and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $400,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which the Company submits to PubCo true and correct copies of reasonable documentation supporting such expenses.
(d)    If this Agreement is terminated by PubCo pursuant to Section 10.1(d), at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction within six (6) months after the date of such termination, then the Company shall pay to PubCo, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement and/or consummation of a Subsequent Transaction), the PubCo Termination Fee.
(e)    If this Agreement is terminated by PubCo as a result of the occurrence of the events contained in both Section 10.1(g) and Section 10.1(i), the Company shall in addition to any applicable required payment of the PubCo Termination Fee reimburse PubCo for all reasonable out-of-pocket fees and expenses incurred by PubCo in connection with this Agreement and the Contemplated Transactions, up to a maximum of $400,000, by wire transfer of same-day funds within ten (10) Business Days following the date on which PubCo submits to the Company true and correct copies of reasonable documentation supporting such expenses.
(f)    If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(g)    The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either PubCo or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated, and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement, and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(h) shall limit the rights of the Parties under Section 11.10.
Section 11.    Miscellaneous Provisions.
11.1    Non-Survival of Representations and Warranties. The representations and warranties of the Company, PubCo and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.
11.2    Amendment. This Agreement may be amended with the approval of the Company, Merger Sub and PubCo at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required PubCo Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and PubCo.
11.3    Waiver.

(a)    Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b)    No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
11.4    Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
11.5    Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement, and (f) irrevocably and unconditionally waives the right to trial by jury.
11.6    Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
11.7    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided, no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the business day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties hereto):
if to PubCo or Merger Sub:
Vallon Pharmaceuticals, Inc./Vallon Merger Sub, Inc.
Two Logan Square
100 N. 18th Street
Suite 3000
Philadelphia, PA 19103
Attention: David Baker
Email: davidb@vallon-pharma.com
with a copy to (which shall not constitute notice):
Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017
Attention: Faith Charles; Naveen Pogula
Email: faith.charles@thompsonhine.com; naveen.pogula@thompsonhine.com if to the Company:
GRI Bio, Inc.
2223 Avenida de la Playa, Suite 208
La Jolla, CA 92037
Attention: Marc Hertz, CEO
Email: mh@gribio.com
with a copy to (which shall not constitute notice):

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, CA 92130
Attention: Adam Lenain, Esq.
Email: ACLenain@mintz.com
11.8    Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
11.9    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
11.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.
11.11    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O

Indemnified Parties to the extent of their respective rights pursuant to Section 6.8) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the Persons named in column (1) of the Schedule of Buyers attached to the Securities Purchase Agreement.
11.12    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit (as determined by a court of competent jurisdiction) shall be entitled to recover its reasonable out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
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Execution Version
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

VALLON PHARMACEUTICALS, INC.

By:
Name:	David Baker
Title:	Chief Executive Officer

VALLON MERGER SUB, INC.

By:
Name:	David Baker
Title:	Chief Executive Officer

GRI BIO, INC.

By:
Name:	Marc Hertz
Title:	Chief Executive Officer